UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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AptarGroup, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

When?	Where?	Who?

9:00 a.m. CDT on Wednesday, May 6, 2020	Live webcast online at www.virtualshareholdermeeting.com/ATR2020	Stockholders of Record as of March 13, 2020

To Our Stockholders:

It is my pleasure to invite you to attend our annual meeting of stockholders of AptarGroup, Inc. (“Aptar”) on May 6, 2020. At the meeting, we will review Aptar’s performance for fiscal year 2019 and vote on the following matters:

Proposal		Board recommendation	For more information
1.	To elect the three director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2023	FOR all of the nominees named in the proxy statement for election to the Board of Directors	Page 5
2.	To approve, on an advisory basis, Aptar’s executive compensation	FOR the resolution on executive compensation	Page 21
3.	To approve an amendment to the 2018 Equity Incentive Plan	FOR the amendment to the 2018 Equity Incentive Plan	Page 22
4.	To ratify the appointment of the independent registered public accounting firm for 2020	FOR the ratification of the appointment of the independent registered public accounting firm for 2020	Page 28

We will also transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.

Information Regarding Attending the Annual Meeting:

In light of public health concerns regarding the novel coronavirus (COVID-19) pandemic and related travel restrictions, the Board of Directors has determined that it is prudent that this year’s annual meeting be held in a virtual-only format via live audio webcast. You may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2020. To participate in the annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. Refer to the “Frequently Asked Questions” section of the proxy statement for detailed procedures regarding attending, submitting questions and voting at the virtual annual meeting.

A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the meeting for any purpose germane to the meeting at Aptar’s corporate headquarters at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014. The stockholder list will also be available during the meeting at www.virtualshareholdermeeting.com/ATR2020.

Your Vote Is Important:

The vote of each stockholder is important to us. Whether or not you expect to attend the virtual annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you received a printed copy of the proxy materials, you may also complete, sign and date your proxy card and return it in the envelope that was included with the printed materials.

Internet (Preferred Voting Method)	Telephone	Mail
www.proxyvote.com	1-800-690-6903 for beneficial ownership	Mark, sign and date your proxy card and return it in the pre-addressed postage paid envelope we have provided or return it to:
up until 10:59 pm CDT, on May 5, 2020	or 1-800-690-6903 for registered ownership up until 10:59 pm CDT, on May 5, 2020	Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

We look forward to your attendance at the virtual annual meeting on May 6 and addressing your questions and comments.

Sincerely,
/s/ Robert W. Kuhn
Robert W. Kuhn Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 6, 2020: The Proxy Statement and the 2019 Annual Report/Form 10‑K are available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

0B2020 Annual Meeting of Stockholders Information
Date and Time:	Wednesday, May 6, 2020 at 9:00 a.m. CDT
Location:	Live webcast online at www.virtualshareholdermeeting.com/ATR2020
Record Date:	March 13, 2020

Our commitment to the environment and cost reduction

AptarGroup, Inc. (“Aptar” or “Company”) is pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 27, 2020, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement and annual report and vote online. On the same date, we mailed to all other stockholders a copy of the proxy statement and annual report by mail unless they have elected to receive the annual meeting materials over the Internet.

Help us “go green” and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider requesting electronic delivery or a Notice which will reduce the amount of paper materials needed to conduct our annual meeting. You may do so by contacting your broker, visiting www.proxyvote.com or emailing us at investorrelations@aptar.com.

Our Director Nominees

Name	Age	Director Since	Independent	Audit Committee	Management Development and Compensation Committee	Corporate Governance Committee
George L. Fotiades(1)	66	2011	✔
B. Craig Owens(2)	65	2018	✔
Dr. Joanne C. Smith(3)	59	1999	✔

Committee Chairperson	Member

(1)	President and CEO, Cantel Medical Corp.
(2)	Former Campbell Soup Company Executive
(3)	Physician, President and CEO of Shirley Ryan AbilityLab

2020 Proxy Statement	1

Our Business Highlights

We continue to perform well against peers and deliver strong shareholder returns.

TOTAL SHAREHOLDER RETURNS (TSR)
TSR (DIVIDENDS REINVESTED)

In 2019, we achieved the following financial and operational benchmarks.

$2.9 billion Record reported sales of $2.9 billion, an increase of 3% from the prior year	$242 million Annual net income of $242 million	$592 million Adjusted EBITDA of $592 million*
$3.66 Annual diluted earnings per share of $3.66	Acquired Strategic Pharma Services Acquired Nanopharm, Gateway Analytical and Noble International	26th year 26th consecutive year of paying an increased dividend

*     Adjusted EBITDA is calculated as earnings before net interest, taxes, depreciation, amortization, business transformation charges, acquisition-related costs, and other special items. See the reconciliation to net income included on page 23 of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019.

Similac
BBQUE
IRONAGE
IRONAGE
NESCAFÉ GOLD
Infant Formula
Premium
Value Size
HONEY
HONEY

2	2020 Proxy Statement

Our Corporate Governance Facts

✔	Independent directors meet regularly in executive session.	✔	Annual “Say-on-Pay Vote” on executive compensation
✔	Prohibition on directors and executive officers from hedging or pledging stock	✔	Annual Board and Committee self-evaluations
✔	Majority voting for directors and director resignation policy in uncontested elections	✔	Director age limits
✔	Stock ownership requirements for directors and executive officers	✔	Separate independent Chairman & CEO

Our directors exhibit an effective mix of diversity, experience and perspective

Our Executive Compensation Philosophy and Objectives

OUR PHILOSOPHY	We believe the following factors are supportive of our compensation objectives:

Our compensation philosophy is designed to fairly reward our executives for growing our business and increasing value for stockholders, and to retain our experienced management team.	✔	We pay for performance;

	✔	Significant amount of pay that is at-risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders);

	✔	Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities;

	✔	Employment and change‑in‑control agreements that are designed to be competitive in markets in which we compete for executive talent;

	✔	Absence of tax gross‑up agreements with named executive officers, other than those related to relocation benefits or expatriate assignments;

	✔	Use of an independent compensation consultant; and

	✔	Limited perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation.

2020 Proxy Statement	3

Environmental, Social and Governance Enhancements

We are committed to advancing a more sustainable and equitable consumer economy that yields benefits for all.

Our Belief System:

We believe lives should be enriched from having worked for and with Aptar.	We believe that 100 percent of all plastic packaging should be recycled.	We believe the packaging industry must be circular, with repeatable and positive effects on people, the planet and products.

In 2019, we achieved the following corporate social responsibility benchmarks.

PureCycle Strategic Partnership with PureCycle to Accelerate Integration of Ultra-Pure Recycled Polypropylene into Dispensing Solutions.	Loop Strategic Partnership with Loop, a global circular shopping platform from TerraCycle that delivers consumer products in reusable containers	Top 100 Aptar was named as one of The 100 Most Sustainable U.S. Companies by Barron’s
54% The percentage of Aptar sites that are certified as Landfill Free	“A” Rating ESG rating of ‘‘A’’ by MSCI ESG Research LLC	44% We increased our renewable energy totals to 44 percent of our total electricity consumption.
Diversity Included in the SPDR® SSGA Gender Diversity Index ETF (SHE) which invests in companies that rank among the highest in gender diversity within senior leadership	40% / 100% 40 percent of Board is comprised of women; 100 percent of Committee chairs are women	>50% More than 50 percent of our sites are sourcing renewable electricity globally

4	2020 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors is currently comprised of ten members divided into three classes, with one class of directors elected each year for a three year term. The Board of Directors proposes the following nominees, all of whom are currently serving as directors, to be elected to a term expiring at the 2023 annual meeting.

If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors.

We believe all of the members of the Board of Directors are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.‑based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors that are U.S. citizens and directors that are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi‑cultural viewpoints; and previous board of directors experience. Aptar was recognized by the Women’s Forum of New York as a “Corporate Champion” for gender diversity in the boardroom. Currently, our Audit, Management Development and Compensation, and Corporate Governance Committees are all chaired by women.

Set forth below is biographical and other background information concerning each director nominee and each continuing director. This information includes each person’s principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each person that led to the Board of Directors’ conclusion that he or she should continue to serve as a director. In addition, set forth below is the year during which each person began serving on the Board of Directors and his or her age.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

2020 Proxy Statement	5

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING 2023

GEORGE L. FOTIADES

Mr. Fotiades has been Chairman of the Board since 2018. Mr. Fotiades has been President and CEO of Cantel Medical Corp. (NYSE-listed manufacturer of infection prevention and control products) since March 2019. He was Operating Partner at Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 until March 2019. From 2007 through April 2017, he was Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing). He is a director of the following NYSE-listed companies: Prologis, Inc. (integrated distribution facilities and services) and Cantel Medical Corp.

The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of Aptar due to his extensive experience from previously held senior executive positions at leading healthcare and consumer product companies including Cardinal Health, Inc., Catalent Pharma Solutions, the former Warner-Lambert’s Consumer Health Products Group (now part of Johnson & Johnson) and Bristol-Myers Squibb’s Consumer Products, Japan division. The Board also considered his present and past board level experience with global organizations.

Director since: 2011 Age 66

B. CRAIG OWENS

Mr. Owens was the Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company (global producer and seller of canned soups and related products) from 2008 through 2014. Mr. Owens is a director of J. C. Penney Company, Inc. (a NYSE-listed U.S. department store chain), Dean Foods Company (a NYSE-listed U.S. food and beverage company) and Crown Holdings, Inc. (a NYSE-listed designer, manufacturer and seller of packaging products and equipment for consumer goods and industrial products).

The Board of Directors concluded that Mr. Owens should continue to serve as a director of Aptar due to his extensive experience in the consumer food and beverage industries, which is particularly relevant for Aptar’s Food + Beverage business, as well as his significant expertise in financial reporting, accounting, corporate finance and capital markets. This experience has also led the Board to determine that Mr. Owens is an “audit committee financial expert” as defined by the SEC.

Director since: 2018 Age 65

DR. JOANNE C. SMITH

Dr. Smith is a physician at the Shirley Ryan AbilityLab (formerly the Rehabilitation Institute of Chicago) and became the Shirley Ryan AbilityLab’s President and Chief Executive Officer in 2006. Dr. Smith is a director of Performance Health, Inc. (rehabilitation and wellness products manufacturer). From 2003 to 2015, Dr. Smith was a director of Hill‑Rom, Inc. (a NYSE-listed healthcare and medical technology, formerly Hillenbrand Industries).

The Board of Directors concluded that Dr. Smith should continue to serve as a director of Aptar in part due to her executive background as President and Chief Executive Officer of a leading research and healthcare rehabilitation organization, her public company director experience, her knowledge of and background in the healthcare and medical technology industry, which is particularly relevant for Aptar’s Pharma business, and her strategic planning, operations and senior management experience.

Director since: 1999 Age 59

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2021

ANDREAS C. KRAMVIS

Mr. Kramvis is an operating partner at AEA Investors (a private equity firm). Mr. Kramvis was Vice Chairman of Honeywell International (a multi‑industry company with presence in Aerospace, Automation and Controls, Chemicals and Automotive Industries) from April 2014 to February 2017. From 2008 to 2014, Mr. Kramvis was President and Chief Executive Officer of the Honeywell Performance Materials and Technologies group (a developer of processes and chemicals for oil refining, petrochemicals and a variety of high-purity, high-quality performance chemicals and materials). Mr. Kramvis is also a director of several privately-held companies. From 2014 to 2019, Mr. Kramvis was a director of Axalta Coating Systems Ltd. (a NYSE-listed developer, manufacturer and seller of liquid and powder coatings).

The Board of Directors concluded that Mr. Kramvis should continue to serve as a director of Aptar in part due to his experience from holding senior executive positions at Honeywell, as well as his management of several companies with global businesses across five different industries. This experience has also led the Board to determine that Mr. Kramvis is an “audit committee financial expert” as defined by the SEC.

Director since: 2014 Age 67

6	2020 Proxy Statement

MARITZA GOMEZ MONTIEL

Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. During Ms. Montiel’s tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor. Ms. Montiel has over 30 years of experience in leading and performing audits of various entities. Ms. Montiel is a director of McCormick & Company, Inc. (a NYSE-listed spice, herb and flavoring manufacturer); Royal Caribbean Cruises Ltd. (a NYSE-listed global cruise company) and Comcast Corporation (a Nasdaq-listed telecommunications company).

The Board of Directors concluded that Ms. Montiel should continue to serve as a director of Aptar due to her experience from holding senior management positions in a global accounting and consulting firm, and her years of experience in leading and performing audit engagements. This experience has also led the Board to determine that Ms. Montiel is an “audit committee financial expert” as defined by the SEC.

Director since: 2015 Age 68

JESSE WU

Mr. Wu is an advisor to private equity firms. From 2003 through 2016, Mr. Wu held senior leadership roles at Johnson & Johnson (multinational medical devices, pharmaceutical and consumer packaged goods manufacturing company) including Chairman of Johnson & Johnson China and Worldwide Chairman of the company’s Consumer Healthcare Division. Mr. Wu is a director of The a2 Milk Company Limited (an ASX- and NZX-listed company that commercializes intellectual property relating to a2 milk and related products) and Shanghai Kehua Bio‑Engineering Co. Ltd. (a SZSE-listed manufacturer of in vitro diagnostic products). Mr. Wu was a director of Li‑Ning Company Limited (an HKSE-listed athletic shoes and sporting goods company) from August 2015 until March 2018.

The Board of Directors concluded that Mr. Wu should continue to serve as a director of Aptar due to his knowledge of and background in consumer products and his international experience, including his extensive experience working in China.

Director since: 2018 Age 63

RALF K. WUNDERLICH

Mr. Wunderlich is an advisor and operating partner to several private equity companies. He was a member of Amcor Limited’s Global Executive Team and was President of the business group Amcor Flexibles Asia Pacific (packaging solutions) from 2010 to 2016. Mr. Wunderlich was a director of AMVIG Holdings Limited (a SEHK-listed cigarette packaging and printing company) from 2010 to 2015. Mr. Wunderlich is a director of Essentra PLC (a LSE-listed supplier of plastic and fibre products) and Huhtamaki Oyj (a Nasdaq Helsinki-listed global food packaging company).

The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of Aptar in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

Director since: 2009 Age 53

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2022

GIOVANNA KAMPOURI MONNAS

Ms. Kampouri Monnas is an advisor and serves on the boards of several global companies. Since 2019, she is Chairman of Exea Ventures BV in the Netherlands, a global family investment company with diverse holdings in fragrances, fashion, skin care, real estate and venture funds. Ms. Kampouri Monnas is also a director of Puig S.L. (a fashion and fragrance business). From 2006 to 2018, Ms. Kampouri Monnas was a member of the supervisory board and Chairman of the Compensation Committee of Randstad Holding NV (a Euronext-listed provider of human resource services based in Amsterdam). From 2015 to 2018, Ms. Kampouri Monnas was a director of Imerys S.A. (a Euronext-listed producer of industrial minerals, based in France). Her final executive role was President of Benckiser International.

The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of Aptar in part due to her senior leadership positions in leading global consumer goods companies, The Procter & Gamble Company and Joh. Benckiser GmbH, her expertise in the fragrance and cosmetic markets, which are particularly important to Aptar, and her global marketing experience.

Director since: 2010 Age 64

2020 Proxy Statement	7

ISABEL MAREY-SEMPER

Ms. Marey-Semper was a member of the Executive Committee of L’Oréal S.A. (personal care company and world’s largest cosmetic company), in charge of Communications and Public Affairs, from July 2015 to December 2017. Prior to this, Ms. Marey-Semper served from 2011 to 2015 as Vice President and Head, Advanced Research at L’Oréal. Prior to joining L’Oréal, Ms. Marey-Semper served in executive positions at established industrial companies such as Compagnie de Saint Gobain S.A. (a Euronext-listed French multinational manufacturer and distributor of building materials) and Group PSA Peugeot Citroën (a Euronext-listed French multinational manufacturer of automobiles and motorcycles). Ms. Marey-Semper is a director of the Imagine Institute (institute for medical research and treatment of genetic diseases), the Inria Foundation (research foundation dedicated to digital science and technology) and Damae Medical (a medical company focused on diagnosing skin tumors without the need for a biopsy). Ms. Marey-Semper was a director of Rexel (a Euronext listed French distributor of electrical supplies) from 2014 to 2016.

The Board of Directors concluded that Ms. Marey-Semper should continue to serve as a director of Aptar in part due to her experience from holding senior executive positions at L’Oréal, as well as other established companies, and her diverse and comprehensive experience in research, strategy, transformative programs, and finance.

Director since: 2019 Age 52

STEPHAN B. TANDA

Mr. Tanda became President and Chief Executive Officer of Aptar on February 1, 2017. Prior to this, Mr. Tanda served from 2007 until 2017 as an Executive Managing Board Director at Royal DSM NV (leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets), where he was responsible for DSM’s Nutrition and Pharma activities, as well as DSM’s presence in the Americas and various corporate duties. Mr. Tanda is a director of Ingredion Incorporated (a NYSE-listed global supplier of high-quality food and industrial ingredient solutions). Mr. Tanda was a director of Patheon NV (formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services) from March 2016 until the company was sold to Thermo Fisher Scientific in August 2017.

The Board of Directors concluded that Mr. Tanda should continue to serve as a director of Aptar due in part to his role as President and Chief Executive Officer, his extensive global experience leading and building successful business-to-business organizations in several markets currently served by Aptar, as well as his transaction and integration experience.

Director since: 2017 Age 54

8	2020 Proxy Statement

CORPORATE GOVERNANCE

Aptar’s corporate governance documents are available through the Corporate Governance link on the Investor Relations page of the Aptar website at: investors.aptar.com, and include the following:

Corporate Governance Documents

Corporate Governance Principles

Code of Business Conduct and Ethics

Director Independence Standards

Board Committee Charters

The information provided on our website is not part of this proxy statement and is therefore not incorporated herein by reference.

Corporate Governance Principles

The Board has adopted a set of Corporate Governance Principles to provide guidelines for Aptar and the Board to promote effective corporate governance. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending any changes to the Board. The Corporate Governance Principles cover topics including, but not limited to:

2020 Proxy Statement	9

Code of Business Conduct and Ethics

Ethical business conduct is a shared value of our Board, management and employees. Aptar’s Code of Business Conduct and Ethics (“Code of Conduct”) applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer. The Code of Conduct summarizes the long‑standing principles of conduct that Aptar follows to ensure that business is conducted with integrity and in compliance with the law, including, but not limited to:

Code of Conduct

Conflicts of interest and fair dealing

Disclosure obligations

Confidentiality obligations

Prohibition of insider trading

Compliance with all laws, rules and regulations

Confidential, anonymous submission of concerns

Aptar encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, Aptar intends to post such information on its website as and when required by the SEC and the New York Stock Exchange (“NYSE”).

Sustainability

Aptar is committed to economic, social and environmental sustainability. Our sustainability report can be found on the Sustainability page of the Aptar website at www.aptar.com.

Policy Against Hedging and Pledging

Our Board has adopted a policy that prohibits executive officers and directors, and discourages employees, from engaging in hedging or pledging transactions involving any equity security of Aptar.

10	2020 Proxy Statement

Common Stock Ownership Guidelines

In 2015, the Board adopted stock ownership guidelines that require all non-executive directors to hold shares of Aptar common stock having a value of at least five times the annual cash retainer.

Board Member	Requirement				Current Required Value

Non-Executive Director (non-Chairman)			Annual
	5	×	Cash	=	$500,000
			Retainer

Board Member	Requirement				Current Required Value

Chairman			Annual
	5	×	Cash	=	$950,000
			Retainer

Under the guidelines, directors must achieve the respective level of ownership within a phase‑in period consisting of five years from the measurement date of April 17, 2015, which is the date when the guidelines were adopted, or if they became a director after the measurement date, within five years from becoming a director. As of December 31, 2019, every non-executive director (including the Chairman of the Board) is either in compliance with the guidelines or within the phase‑in period.

Board Structure

The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.

The Board has three primary committees, all with the following characteristics:

Audit	Management Development and Compensation	Corporate Governance
✔	Gender diverse and are chaired by women
✔	Governed by a written charter approved by the Board
✔	Comprised solely of independent directors
✔	Decisions and actions reported to the full Board following each meeting

An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

2020 Proxy Statement	11

Audit Committee
M. Gomez Montiel, Chair A. Kramvis B. Owens	✔	Each member satisfies the heightened independence standards applicable to audit committee service
	✔	Each member is an “audit committee financial expert” as defined by the SEC
	✔	Oversees the financial reporting process, system of internal controls and audit process
	✔	Reviews annual and interim financial statements
	✔	Reviews the qualifications, independence and audit scope of the independent registered public accounting firm
	✔	Responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm
	✔	Reviews process for monitoring compliance with laws, regulations and the Code of Conduct
	✔	Approves or ratifies all related person transactions in accordance with the Related Person Transactions Policy

Under the corporate governance requirements of the NYSE listing standards, if an audit committee member simultaneously serves on the audit committee of more than three public companies, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board has determined that the service of Ms. Montiel on the audit committee of more than three public companies does not impair her ability to serve effectively as a member of our Audit Committee.

Management Development and Compensation Committee
G. Kampouri Monnas, Chair G. Fotiades J. Wu	✔	Each member satisfies the heightened independence standards applicable to compensation committee service
	✔	Discharges the Board’s responsibilities relating to compensation of the Company’s executives
	✔	May not delegate its authority other than to subcommittees
	✔	Reviews and recommends to the Board compensation plans, policies and programs
	✔	Approves CEO and executive officer compensation, and employment and severance agreements, including change‑in‑control provisions
	✔	Provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives
	✔	Annually reviews the succession plans affecting corporate and other key management positions
	✔	Reviews periodically the Company’s key human resources policies and practices relating to talent sourcing, talent development programs, and organizational engagement and effectiveness
	✔	Monitors the Company’s policies, objectives and programs related to diversity, and reviews periodically the Company’s diversity performance in light of appropriate measures
	✔	Reviews changing legislation and trends relating to compensation and broader management practices and evaluates impact on the Company
	✔	Approves grants and/or awards of stock options, restricted stock units, long-term performance incentives based on total shareholder return, and other forms of equity-based compensation

12	2020 Proxy Statement

✔	Receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation
✔	None of the members in 2019 had interlocking relationships within the meaning of SEC rules

For further information on this committee’s procedures for consideration of executive compensation, see our “Compensation Discussion and Analysis.”

Under the Management Development and Compensation Committee charter, this committee has the authority to retain compensation consultants, independent legal counsel and other outside advisers as deemed necessary. For 2019, the Management Development and Compensation Committee engaged Willis Towers Watson to be the Management Development and Compensation Committee’s compensation consultant. The Management Development and Compensation Committee has determined that Willis Towers Watson is independent according to the advisor independence factors outlined by the NYSE.

Corporate Governance Committee
J. Smith, Chair I. Marey-Semper R. Wunderlich	✔	Comprised solely of independent directors
	✔	Identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties
	✔	Develops and recommends to the Board, Aptar’s corporate governance principles and standards to be applied in determining director independence
	✔	Oversees annual evaluations of the Board, its committees and management, and the effectiveness of the Board as a working group
✔

Reviews and recommends to the Board appropriate compensation for non-employee directors, taking into consideration, among other items, director compensation levels of companies with similar annual revenues as Aptar

	✔	Makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee

For further information on this committee’s procedures for director nominations, see “Nomination of Directors.”

2020 Proxy Statement	13

Risk Oversight

The Board is responsible for the Company’s risk oversight, which is designed to drive the identification, analysis, discussion and reporting of our high priority enterprise risks.  The risk oversight program facilitates constructive dialog at the senior management and Board levels to proactively identify and manage enterprise risks. In connection with this process, the Board receives, analyzes and discusses a presentation annually that is prepared by senior management. This presentation includes an assessment and discussion of various risks, including but not limited to:

At each Audit Committee meeting, the Audit Committee discusses whether any new financial risks have arisen and the steps management has taken to monitor and control any such exposures.

Risk Assessment of Compensation Policies and Practices

The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things, that the policies and practices do not offer the opportunity for excessive awards, the Company has reasonable stock ownership guidelines, the policies and practices are reviewed and approved by the Management Development and Compensation Committee, the Company has an established, robust control environment and the Company conducts a regular monthly business review that monitors quality of reporting and prevents excessive risk taking.

14	2020 Proxy Statement

Independence of Directors

Our Corporate Governance Principles provide that the Board must be composed of a substantial majority of independent directors with an objective of having the Board consist entirely of independent directors (other than the CEO). No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Aptar either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Aptar.

9 of 10 current directors are independent in accordance with the NYSE listing standards
Director	Independent
G. Fotiades	✔
M. Gomez Montiel	✔
G. Kampouri Monnas	✔
A. Kramvis	✔
I. Marey-Semper	✔
B. Owens	✔
J. Smith	✔
J. Wu	✔
R. Wunderlich	✔
S. Tanda*

*Current President and CEO

In addition, the Board determined that Alain Chevassus, who did not stand for re-election at the 2019 annual meeting, was an independent director. Steve Hagge, who also did not stand for re-election at the 2019 annual meeting, was not independent due to his service as our former President and CEO.

The Board has made its independence determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

•	The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.
•

The director has received or an immediate family member has received, during any twelve‑month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor (“Firm”).
•	The director is a current employee of such Firm.
•	The director has an immediate family member who is a current employee of such Firm and who personally works on the Company’s audit.
•

The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

2020 Proxy Statement	15

•

The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•

The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue for the last completed fiscal year.

The Board considers the following to be immaterial when making independence determinations:

•	If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

Executive Sessions

Independent directors meet regularly in executive sessions without management. The Non-Executive Chairman of the Board, Mr. Fotiades, presides over these sessions. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be held from time to time as required.

Nomination of Directors

In identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NYSE. The Corporate Governance Committee also takes into account the outside positions of the director nominees, together with their contributions to Aptar’s Board and their other business and professional commitments, to ensure that each director had, and will have, sufficient capacity to serve on Aptar’s Board. Mr. Fotiades is CEO and a director of Cantel Medical Corp., and a director of another public company besides Aptar. Mr. Fotiades has advised the Aptar Board that by December 31, 2020, he will take action so that he will have fewer commitments. Consistent with our Corporate Governance Principles, Mr. Fotiades’ commitments were considered when the Board formed its recommendation that Mr. Fotiades should continue to serve as a director of Aptar.

16	2020 Proxy Statement

The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election or re-election. In addition, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to:

In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under “Other Matters—Stockholder Proposals and Nominations” for a director nomination.

The Corporate Governance Committee may engage outside advisers to identify potential director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self‑evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.

Majority Voting Policy

Our amended and restated by‑laws require majority voting for the election of directors in uncontested elections. This means that a director nominee in an uncontested election must receive a number of votes “FOR” that director’s election that exceeds the number of votes cast “AGAINST” that director’s election. Our Corporate Governance Principles further provide that any incumbent director who does not receive a majority of “FOR” votes will promptly tender to the Board his or her resignation from the Board. The Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision within 120 days after the annual meeting. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Non-Executive Chairman or the independent directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at Aptar’s principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by Aptar’s independent directors.

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BOARD MEETING ATTENDANCE

The Board met 8 times in 2019. During 2019, no director attended fewer than 75% of the aggregate number of meetings of the Board held during such director’s term and the committees on which each director then served. Aptar does not have a formal policy regarding director attendance at the annual meeting of stockholders. Mr. Tanda attended the 2019 annual meeting.

Current Committee Membership and Meetings Held in 2019

Name	Audit	Management Development and Compensation	Corporate Governance
G. Fotiades (I)		X
M. Gomez Montiel (I)	X*
G. Kampouri Monnas (I)		X*
A. Kramvis (I)	X
I. Marey-Semper (I)			X
B. Owens (I)	X
J. Smith (I)			X*
S. Tanda
J. Wu (I)		X
R. Wunderlich (I)			X
Number of Meetings in 2019	9	7	4

X*—Chairperson; (I)—Independent Director

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BOARD COMPENSATION

Board Members (non-employee)*
• Received an annual retainer of $100,000. • Chairman received an annual retainer of $190,000. ** • These amounts are paid to directors after they are elected by shareholders at our annual meeting

Received an equity grant under the 2018 Equity Incentive Plan with a grant date fair value equal to approximately $140,000, except for the Chairman of the Board, who received an equity grant with a grant date fair value equal to approximately $160,000. Accordingly, on May 1, 2019, each then‑serving non‑employee director (other than the Chairman of the Board) was granted 1,257 RSUs and the Chairman of the Board was granted 1,436 RSUs. The 2019 RSUs vest on May 5, 2020, subject to the non‑employee director’s continued service through such date.

Each director is eligible to participate in Aptar’s matching gift program, which matches eligible charitable donations by employees and non‑employee directors up to an aggregate of $6,000 annually per person.

ADDITIONAL RETAINERS FOR COMMITTEE SERVICE

Audit Committee	Management Development & Compensation Committee	Corporate Governance Committee
• Chairperson: $17,000	• Chairperson: $15,000	• Chairperson: $10,000

• Members: $11,000	• Members: $7,000	• Members: $7,000

*Employees of Aptar do not receive any additional compensation for serving as members of the Board or any of its committees. Each director is reimbursed for out‑of‑pocket expenses incurred while attending Board and committee meetings. No retirement benefits or perquisites are provided to non‑employee directors.

** The Chairman is not an executive of Aptar.

Cash	Annual cash payments are commensurate with our peers and allow us to attract and retain an experienced group of directors.

Equity	Equity grants facilitate alignment with stockholder interests.

Charitable Contributions	Directors are eligible to participate in our gift matching program which allows us to extend our charitable reach into the community.

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After conducting a review of director compensation in 2019, the Board approved an increase in the annual cash retainer for directors from $75,000 to $100,000 and in the value of equity awards from $130,000 to $140,000. This increase is intended to facilitate the continued attraction and retention of directors with the skills, expertise and experience valued by Aptar and positions the total compensation for directors near the market median for the general industry survey data and Aptar’s peer group used to evaluate executive compensation (described below under “Compensation Determination” in the “Compensation Discussion and Analysis” discussion). No changes in compensation were made to committee chair positions. The Chairman of the Board position is compensated with $90,000 in an additional retainer and $20,000 in additional equity awards. Thus, after the 2019 additions in director compensation, the Chairman of the Board was compensated with $190,000 in cash and $160,000 in equity awards.

The following table includes fees paid in cash during 2019 and the grant date fair value of RSUs granted during 2019 to each non-employee director. Mr. Tanda, our Chief Executive Officer, does not receive additional compensation for his service as a director of Aptar. Please see the 2019 Summary Compensation Table for the compensation received by Mr. Tanda in his capacity as Chief Executive Officer of the Company.

2019 DIRECTOR COMPENSATION

	Fees Earned		All Other
	or Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)(2)	($)(3)	($)
A. Chevassus (4)	—	—	—	—
G. Fotiades	190,000	160,000	—	350,000
S. Hagge (4)	—	—	2,000	2,000
M. Gomez Montiel	128,000	140,000	—	268,000
G. Kampouri Monnas	122,000	140,000	—	262,000
A. Kramvis	111,000	140,000	2,000	253,000
I. Marey-Semper	107,000	140,000	—	247,000
B. Owens	111,000	140,000	4,000	255,000
J. Smith	117,000	140,000	—	257,000
J. Wu	107,000	140,000	—	247,000
R. Wunderlich	107,000	140,000	—	247,000

(1)The amounts reported in this column represent the grant date fair value of RSUs granted during 2019, calculated using the closing market price of our common stock on April 30, 2019 ($111.24). As of December 31, 2019, Mr. Fotiades held 1,436 RSUs and each other non-employee director held 1,257 RSUs.

(2)The aggregate number of options which were granted prior to May 6, 2015 and which remained outstanding as of December 31, 2019 for each non-employee director is as follows: G. Fotiades—38,000; A. Kramvis—9,500; and J. Smith—40,251. None of the other non-employee directors held outstanding options as of December 31, 2019.

(3)Amounts reported include charitable contributions by Aptar under Aptar’s matching gift program.

(4)Messrs. Chevassus and Hagge retired from the Board in May 2019 and as a result, did not receive compensation after the 2019 annual meeting.

20	2020 Proxy Statement

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast a non-binding advisory vote at the annual meeting to approve the compensation of Aptar’s Named Executive Officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis (“CD&A”) and tabular disclosures of this proxy statement. This is not a vote on the Company’s general compensation policies or the compensation of the Board. We currently intend to submit an advisory vote on the compensation of our NEOs to our stockholders annually.

Aptar’s compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.

The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company’s short-term performance and improvement in Company performance from the prior year, as well as equity-based elements (RSUs and long-term performance incentive awards in the form of performance-based RSUs, or PRSUs) that provide for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders’ interests. The specific objectives of our compensation program are that a substantial portion of the NEOs’ compensation should be performance-based and should be delivered in the form of equity-based awards. Our CD&A describes our compensation philosophy and objectives in more detail.

The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the following non-binding resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to the executive compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement, is hereby approved.”

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PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE 2018 EQUITY INCENTIVE PLAN

Background

As of March 13, 2020, there were 694,345 shares of common stock that remained available for future issuances under the AptarGroup, Inc. 2018 Equity Incentive Plan (“2018 Plan”) (assuming outstanding performance stock units are counted at target). Given the limited number of shares that currently remain available under the 2018 Plan, the Board and management believe it is important that the Plan Amendment—described below—be approved in order to maintain Aptar’s ability to attract and retain key personnel and continue to provide them with strong incentives to contribute to Aptar’s future success and to further align their interests with stockholder interests. The Board believes that Aptar has used equity in a reasonable manner under the 2018 Plan and its prior equity plans, with a three-year average burn rate of approximately 2.08% of Aptar's outstanding shares of common stock.

Proposed Amendment

On March 26, 2020, the Board approved an amendment to the 2018 Plan, subject to approval by Aptar’s stockholders, that would increase the total remaining number of shares available for issuance under the 2018 Plan by 1,000,000 (the “Plan Amendment”). After adding the current shares of common stock that remained available for future issuances under the 2018 Plan—694,345 to the additional shares approved by the Plan Amendment—1,000,000,  there will be a total of 1,694,345 shares available for future issuance under the 2018 Plan.

Under the original terms of the 2018 Plan, the maximum number of shares of common stock authorized to be issued was 950,000; however, if the Plan Amendment is approved, the maximum number of shares of common stock authorized to be issued under the 2018 Plan will increase from 950,000 to 1,950,000). If the Plan Amendment is not approved by Aptar’s stockholders, Aptar will continue to operate the 2018 Plan pursuant to its current provisions. A copy of the 2018 Plan, as amended by the Plan Amendment, is attached as Appendix A to this proxy statement.

The following table sets forth information regarding outstanding options, full value awards and common shares outstanding as of March 13, 2020, for all Aptar equity award plans. These figures represent an update to those provided in our Form 10-K for the fiscal year ended December 31, 2019, filed on February 24, 2020, and in the section of this proxy statement entitled "Equity Compensation Plan Information.” The outstanding options and full value awards disclosed below are not entitled to any dividends or dividend equivalents.(1)

Outstanding Stock Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (years)	Full Value Awards Outstanding (#)(2)

4,910,443	68.81	0.91	611,810

(1)	This table excludes March 2020 LTI awards.
(2)

Included in this column are 192,427 performance stock units (at target). Under the terms of the performance stock unit award agreements, the vesting level of the performance stock units may range from 0% to 200% based on Aptar’s performance during the three-year performance period

Importance of the Plan. The Board believes that the 2018 Plan is an important part of Aptar’s overall compensation program.  The purpose of the 2018 Plan is to promote the long‑term financial interests of Aptar and its affiliates by (i) attracting and retaining employees, non-employee directors, consultants, independent contractors, and agents; (ii) motivating award recipients by means of growth-related incentives; (iii) providing competitive incentive compensation opportunities; and (iv) further aligning the interests of award recipients with those of our stockholders.

The 2018 Plan incorporates the following features:

•	It offers the ability to grant stock options, stock appreciation rights (“SARs”), restricted stock, and restricted stock units (“RSUs”);
•	It requires a minimum vesting or performance period of one year that is applicable to 95% (however we have historically not issued awards with minimum vesting periods of less than

22	2020 Proxy Statement

one year) of the shares subject to the 2018 Plan, subject to accelerated vesting upon a change in control, termination of employment or service or as otherwise determined by the Committee;
•	It prohibits repricing of awards, the issuance of stock options or SARs below fair market value, and the transfer of nonqualified stock options or SARs by a participant for consideration;
•

It prohibits “liberal” share counting provisions, such as counting only the net number of shares issued upon exercise of a stock option or SAR, adding back shares withheld to satisfy taxes on any award or tendered to pay the exercise price of a stock option or SAR, and adding back shares repurchased by Aptar on the open market with the proceeds of an option exercise;

•	It prohibits dividends or dividend equivalents to be paid with respect to options and SARs; and
•

It prohibits the payment of dividends and dividend equivalents on a current basis with respect to restricted stock and RSUs—meaning that any dividends or dividend equivalents paid will be subject to the same vesting conditions as the underlying awards.

Description of the 2018 Plan

The 2018 Plan became effective on May 2, 2018 and will terminate on May 2, 2028 unless terminated sooner by the Board or Committee. A summary of the material features of the 2018 Plan is provided below. The summary is qualified in its entirety by, and made subject to, the complete text of the 2018 Plan (as amended by the Plan Amendment) attached as Appendix A to this proxy statement.

2018 Plan Share Limits

The Plan Amendment would increase the total number of shares available for issuance under the 2018 Plan by 1,000,000, from 950,000 to 1,950,000 (reduced by the number of shares of common stock subject to awards granted under the AptarGroup, Inc. 2016 Equity Incentive Plan on or after March 9, 2018). All of the available shares under the 2018 Plan may be issued in connection with incentive stock options (“ISOs”) under Section 422 of the Code. The number of shares of common stock that remain available for future grants under the 2018 Plan will be reduced by the sum of the aggregate number of shares of common stock which become subject to an outstanding award. Shares of common stock available under the 2018 Plan may be treasury shares reacquired by Aptar or authorized and unissued shares, or a combination of both.

Under the terms of the 2018 Plan, to the extent that shares of common stock subject to an outstanding award granted under either the 2018 Plan or any equity compensation plan previously maintained by Aptar on behalf of employees or non-employee directors (a “Prior Plan”) are not issued or delivered by reason of (i) the expiration, termination, cancellation, or forfeiture of such award or (ii) the cash settlement of such award, then such shares of common stock will again be available under the 2018 Plan. The number of shares that again become available pursuant to this paragraph will be equal to one share for each share subject to an award described in this paragraph; provided, however, any shares from a Prior Plan that become available again under the 2018 Plan pursuant to this paragraph will be added to the available share reserve based on the share deduction ratio set forth in such Prior Plan.

The 2018 Plan prohibits “liberal share recycling”—meaning that shares of common stock will not again be available under the 2018 Plan (i) if tendered to satisfy all or a portion of tax withholding obligations relating to an award, (ii) if withheld to pay the exercise price of stock options or SARs awarded or (iii) if repurchased by Aptar on the open market with the proceeds of an option exercise.

Non-Employee Director Award Limit

The aggregate value of cash compensation and the grant date fair value of shares that may be awarded or granted during any fiscal year to any non-employee director may not exceed $500,000, provided that this value will be multiplied by two for awards granted to a non-employee director in the year in which he or she commences services on the Board.

Terms of the Plan

Administration; Eligibility. The 2018 Plan is administered by the Committee.  The 2018 Plan empowers the Committee, among other things, to (i) select participants; (ii) make awards in such forms and amounts as the Committee will determine; (iii) impose limitations, restrictions and conditions upon awards as the Committee deems appropriate; (iv) approve forms to carry out the purposes and provisions of the 2018 Plan; (v) interpret the 2018 Plan; (vi) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the 2018 Plan; (vii) correct any defect or omission or reconcile any inconsistency in the 2018 Plan or award granted

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under the 2018 Plan; and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the 2018 Plan.  The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs will become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding awards will lapse, (iii) all or a portion of the performance period applicable to any outstanding awards will lapse and (iv) the performance goals (if any) applicable to any outstanding awards will be deemed to be satisfied at the target, maximum or any other interim level.

All grants of awards under the 2018 Plan are within the discretion of the Committee.  The Committee does not have authority to reprice any stock option or SAR granted under the 2018 Plan without stockholder approval.

Under the terms of the 2018 Plan, participants in the 2018 Plan consist of such employees, non-employee directors, consultants, independent contractors and agents and persons expected to become employees, non-employee directors, consultants, independent contractors and agents of Aptar and its affiliates as the Committee in its sole discretion may select from time to time.  As of March 13, 2020, all Aptar employees (approximately 14,000 individuals) and non‑employee directors (9 individuals) are eligible to participate in the 2018 Plan if selected by the Committee.

Minimum Vesting and Performance Period Requirements. The 2018 Plan includes a minimum vesting and, if applicable, a minimum performance period of one year with respect to 95% of the shares subject to the 2018 Plan (however we have historically not issued awards with minimum vesting periods of less than one year).  Vesting may accelerate upon a change in control, a termination of employment or service, including in the case of a termination without cause, constructive discharge, or termination of employment or service due to death, disability, or retirement, or as otherwise determined by the Committee.  The minimum vesting and performance period restrictions are not required with respect to the number of shares that does not exceed five percent of the total number of shares available for awards under the 2018 Plan.

Options. An option entitles the holder to receive upon exercise up to the maximum number of shares of common stock subject to the option at an option price that is fixed at the time the option is granted.  Options may be either ISOs or other options, except that, as long as required by Section 422 of the Code, no ISO may be awarded to any employee of an Aptar affiliate that is not an Aptar “subsidiary corporation” (as such term is used in Section 422(b) of the Code) or any non-employee director, consultant, or independent contractor agent.  The exercise price of an option may not be less than 100% of the fair market value of a share of common stock at the time the option is granted (or 110% in the case of an ISO granted to a holder of more than 10% of the common stock (a “10% Holder”)), unless the option was an award granted upon the assumption of, or substitution for, an outstanding equity award previously granted by another company in connection with a corporate transaction (a “Substitute Award”), in which case the exercise price will instead be subject to other requirements under the 2018 Plan.  Subject to the minimum vesting requirements in the 2018 Plan, an option will be exercisable at such time or times as the Committee determines at the time of grant, provided that an option may not be exercised later than 10 years after its date of grant (five years in the case of an ISO granted to a 10% Holder).  The 2018 Plan allows optionees, to the extent permitted by the Committee, to pay the exercise price of options in cash or common stock (valued at its fair market value on the date of exercise) or a combination of cash and common stock, with the proceeds from the sale of the shares purchased through an arrangement with a broker, or by authorizing Aptar to withhold whole shares that would otherwise be delivered upon the exercise of the option.  No dividend equivalents will be paid on any options.

SARs. An SAR entitles the holder to receive upon exercise the excess of the fair market value of a specified number of shares of common stock at the time of exercise over a base price.  Aptar will pay that amount to the holder in common stock (valued at its fair market value on the date of exercise), or to the extent provided for in an applicable award agreement, cash or a combination of cash and common stock, as the Committee may determine.  An SAR may be granted in tandem with a previously or contemporaneously granted option or independent of any option.  The base price of an independent SAR will be fixed by the Committee at not less than 100% of the fair market value of a share of common stock on the date of grant, unless the SAR is a Substitute Award, in which case the base price will instead be subject to other requirements under the 2018 Plan.  An SAR granted in tandem with an option will entitle the optionee, in lieu of exercising the option, to receive (i) the excess of the fair market value of a share of common stock on the date of exercise over the option price multiplied by (ii) the number of shares as to which the optionee is exercising the SAR.  If an SAR is granted in tandem with an option, the option will be cancelled to the extent the SAR is exercised, and the SAR will be cancelled to the extent the option is exercised.  Subject to the minimum vesting requirements in the 2018 Plan, each SAR will be exercisable at such time or times as the Committee determines at the time of grant, provided that an SAR may not be exercised later than 10 years after its date of grant.  No dividend equivalents will be paid on any SAR.

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Restricted Stock. Subject to the minimum vesting requirements in the 2018 Plan, the Committee may grant restricted common stock with such restriction periods as the Committee designates.  A restricted stock award may be subject to other conditions of vesting, including performance goals, as the Committee establishes.  Except as otherwise provided in the 2018 Plan, the participant may not sell, assign, transfer, pledge, or otherwise encumber shares of restricted stock.  Except for restrictions on transfer and other restrictions as the Committee may impose, the participant will have all the rights of a holder of common stock as to restricted stock; provided that cash dividends payable on the common stock during the restriction period or the performance period, as the case may be, will be subject to the same restrictions as those on the shares of restricted stock.

Restricted Stock Units. Subject to the minimum vesting requirements in the 2018 Plan, the Committee may award RSUs with such restriction periods as the Committee designates.  An RSU may be subject to other conditions to vesting, including performance goals, as the Committee may establish.  Each RSU represents the right to receive one share or, to the extent permitted in the applicable award agreement, the fair market value in cash of one share upon the expiration of the restriction period.  A participant holding RSUs will not have the rights of a holder of common stock.  Any dividend equivalents paid to a holder of an RSU will be subject to the same vesting conditions as the underlying award.

Performance Goals. Performance goals may include, but are not limited to, the corporate‑wide or affiliate, business segment, division, operating unit, or individual measures set forth below.  In its discretion, the Committee may establish any other objective or subjective corporate-wide or affiliate, division, operating unit or individual measures as performance goals, whether or not listed in the 2018 Plan.

•

Profitability Measures: (1) earnings per share; (2) earnings before interest and taxes (“EBIT”); (3) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (4) business segment income; (5) net income; (6) operating income; (7) revenues; (8) profit margin; (9) cash flow(s); and (10) expense reduction;

•

Capital Return Measures: (1) return on equity; (2) return on assets or net assets; (3) return on capital or invested capital; (4) EBIT to capital ratio; (5) EBITDA to capital ratio; (6) business segment income to business segment capital ratio; (7) working capital ratios; (8) total shareholder return; (9) increase in stockholder value; (10) attainment by a share of common stock of a specified market value for a specified period of time; and (11) price-to-earnings growth; and

•

Other Performance Measures: (1) successful implementation of strategic initiatives relating to cost reduction, revenue production, and/or productivity improvement; (2) successful integration of acquisitions; (3) market share; (4) economic value created; (5) market penetration; (6) customer acquisition; (7) business expansion; (8) customer satisfaction; (9) reductions in errors and omissions; (10) reductions in lost business; (11) management of employment practices and employee benefits; (12) supervision of litigation; (13) supervision of information technology; and (14) quality and quality audit scores.

Deferral. A participant may defer receipt of all or a portion of any award in accordance with procedures established by the Committee and in accordance with Section 409A of the Code.

Transferability. Awards are not transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Aptar or (ii) as a transfer of stock options without value to a “family member” (as defined in Form S‑8) if approved by the Committee.  Except to the extent permitted by the foregoing sentence, each award may be exercised or received during a participant’s lifetime only by the participant or the participant’s legal representative or similar person.  No award may be transferred by a participant for value or consideration.

Fair Market Value. Fair market value on any date means the closing price of a share of common stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date that was a trading date).  On March 13, 2020, the closing price of our common stock on the New York Stock Exchange was $96.39.

Surrender. If provided by the Committee, a participant may surrender an award on such terms and conditions, and for such consideration, as the Committee determines.

Withholding. The Committee has the power to withhold, or require a participant to remit to Aptar, an amount sufficient to cover withholding taxes with respect to shares issuable and/or amounts payable pursuant to the 2018 Plan.  If permitted by the Committee, a participant may elect to satisfy such taxes by making a cash payment to

2020 Proxy Statement	25

Aptar, having shares issuable under the 2018 Plan withheld, by delivering other shares to Aptar, or with the proceeds from the sale of shares through an arrangement with a broker.

Amendment of the Plan. The Committee may amend the 2018 Plan, subject to any requirement of stockholder approval required by applicable law, rule, or regulation.  No amendment may materially impair the rights of the holder of any outstanding award without his or her consent.

Effective Date and Term of the Plan. The 2018 Plan became effective on May 2, 2018 and will terminate on May 2, 2028 unless terminated earlier by the Board or Committee. Termination of the 2018 Plan will not affect the terms or conditions of any award granted prior to termination.

Clawback of Awards. Except to the extent prohibited by law, awards granted under the 2018 Plan and any cash payment or shares delivered pursuant to an award are subject to forfeiture and recovery by Aptar pursuant to any clawback or recoupment policy that Aptar may adopt from time to time, including any policy that Aptar may be required to adopt under the Dodd-Frank Act, or otherwise as required by law.

Historical Equity Awards Table.

The following table sets forth the number of stock options, stock appreciation rights, shares of restricted stock and restricted stock units granted over the lifetime of the 2018 Plan to the individuals and groups as indicated as of March 27, 2020:

Name and Position	Stock Options	Stock Appreciation Rights	Restricted Stock	Restricted Stock Units(1)
Stephan B. Tanda, President and CEO	−	−	−	52,637
Robert W. Kuhn, Executive Vice President, CFO and Secretary	−	−	−	26,213
Gael Touya, President of Aptar Pharma segment	−	−	−	10,328
Eldon Schaffer, Executive Vice President, Strategic Projects and Commercial Excellence	−	−	−	11,885
Xiangwei Gong, President of Aptar Asia	−	−	−	16,696
All executive officers (7 persons)	−	−	−	153,866
All non-executive directors (9 persons)	−	−	−	22,941
All employees (other than current executive officers) (approximately 415 persons)	−	−	−	392,054

(1)

Included in this column are 131,165 performance stock units (at target). Under the terms of the performance stock unit award agreements, the vesting level of the performance stock units may range from 0% to 200% based on Aptar’s performance during the three-year performance period.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of awards made under the 2018 Plan.  This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2018 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local, or non-United States tax consequences of participating in the 2018 Plan.  Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local, or non-United States tax laws before taking any actions with respect to any awards.

Options. A participant will not recognize any income upon the grant of a stock option.  A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and Aptar will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code.  A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO.  If the shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and Aptar will

26	2020 Proxy Statement

not be entitled to any deduction.  If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and Aptar will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code.

SARs. A participant will not recognize any taxable income upon the grant of an SAR.  A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) upon exercise of an SAR equal to the fair market value of any shares delivered and the amount of any cash paid by Aptar upon such exercise, and Aptar will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code.

Restricted Stock. A participant will not recognize taxable income at the time shares subject to restrictions constituting a substantial risk of forfeiture are granted, and Aptar will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time such restricted stock is granted.  If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares.  If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares.  The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions constituting a substantial risk of forfeiture is deductible by Aptar as a compensation expense, except to the extent limited by Section 162(m) of the Code.

Restricted Stock Units. A participant will not recognize taxable income at the time an RSU award is granted, and Aptar will not be entitled to a tax deduction at that time.  Upon the payment or settlement of any such award with unrestricted shares of common stock or cash, the participant will recognize compensation taxable as ordinary income (subject to income tax withholding if the participant is an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by Aptar.  This amount is deductible by Aptar as compensation expense, except to the extent limited by Section 162(m) of the Code.

Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.

The Board of Directors recommends a vote FOR the approval of the amendment to the 2018 Equity Incentive Plan.

2020 Proxy Statement	27

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

Aptar is asking stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Aptar’s independent registered public accounting firm for the fiscal year ending December 31, 2020. PricewaterhouseCoopers LLP has audited Aptar’s consolidated financial statements annually for over 25 years.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2020.

As described in its charter, the Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of Aptar’s independent registered public accounting firm. On an annual basis, the Audit Committee considers the engagement of the independent registered public accounting firm. In selecting PwC as Aptar’s independent registered public accounting firm for fiscal 2020, the Audit Committee evaluated, among other factors:

•

PwC’s performance during fiscal year 2019 and in previous fiscal years, including the quality of PwC’s services, the sufficiency of PwC’s resources and the quality of the Audit Committee’s ongoing discussions with PwC;

•

PwC’s tenure as the Company’s independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;

•	the professional qualifications of PwC, the lead audit engagement partner and other key engagement partners;
•	the scope of PwC’s independence program and its processes for maintaining its independence;
•	the scope of PwC’s internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board;
•	the appropriateness of PwC’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and
•	the relative benefits, challenges, overall advisability and potential impact of selecting a different independent registered public accounting firm.

PwC rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

Representatives of PwC are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

28	2020 Proxy Statement

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees (rounded to the nearest thousand) charged to Aptar by PwC for audit services rendered in connection with the audited consolidated financial statements and reports for the 2019 and 2018 fiscal years and for other services rendered during the 2019 and 2018 fiscal years to Aptar and its subsidiaries.

Fee Category	2019	% of Total	2018	% of Total
Audit Fees	$3,795,000	87%	$3,720,000	82%
Audit-Related Fees	3,000	—	4,000	—%
Tax Fees	241,000	6%	427,000	10%
All Other Fees	317,000	7%	380,000	8%
Total Fees	$4,356,000	100%	$4,531,000	100%

Audit Fees primarily represent amounts billed for the audit of Aptar’s annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.

Audit-Related Fees primarily represent amounts billed for subscriptions to virtual accounting resources.

Tax Fees primarily represent amounts billed for services related to tax advice on the Company’s global tax structure. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals.

All Other Fees primarily represent consulting services performed in connection with the Company’s cybersecurity and risk assessment for 2018 and financial due diligence services performed in connection with the Company’s acquisition activity for 2019.

The Audit Committee’s policies and procedures require pre‑approval for all audit and permissible non-audit services to be performed by Aptar’s independent registered public accounting firm. These services are pre‑approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre‑approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

2020 Proxy Statement	29

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2019, namely:

Named Executive Officer	Title
Stephan B. Tanda	President and Chief Executive Officer (“CEO”)
Robert W. Kuhn	Executive Vice President, Chief Financial Officer (“CFO”) and Secretary
Gael Touya	President of Aptar Pharma segment
Eldon Schaffer	Executive Vice President, Strategic Projects and Commercial Excellence as of December 1, 2019, formerly President of Aptar Beauty + Home segment
Xiangwei Gong	President of Aptar Asia

Financial and Operational Highlights

In 2019, Aptar achieved the following:

$2.9 billion Record reported sales of $2.9 billion, an increase of 3% from the prior year	$242 million Annual net income of $242 million	$592 million Adjusted EBITDA of $592 million*
$3.66 Annual diluted earnings per share of $3.66	Acquired Strategic Pharma Services Acquired Nanopharm, Gateway Analytical and Noble International	26th year 26th consecutive year of paying an increased dividend

*     Adjusted EBITDA is calculated as earnings before net interest, taxes, depreciation, amortization, business transformation charges, acquisition-related costs and other special items. See the reconciliation to net income included on page 23 of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019.

30	2020 Proxy Statement

In 2019, we also continued our strong total shareholder returns. We achieved a 87% total shareholder return (“TSR”) over the past five years, compared to: 39% TSR by our peer group; 54% TSR by the S&P 400 Index; and 73% TSR by the S&P 500 Index.

TSR Over the Past Five Years

39%
87%
54%
73%
Peer Group
Aptar
S&P 400
S&P 500

Environmental, Social and Governance Enhancements
In 2019, we achieved the following corporate social responsibility benchmarks:
PureCycle Strategic Partnership with PureCycle to Accelerate Integration of Ultra-Pure Recycled Polypropylene into Dispensing Solutions.	Loop Strategic Partnership with Loop, a global circular shopping platform from TerraCycle that delivers consumer products in reusable containers	Top 100 Aptar was named as one of The 100 Most Sustainable U.S. Companies by Barron’s
54% The percentage of Aptar sites that are certified as Landfill Free	“A” Rating ESG rating of ‘‘A’’ by MSCI ESG Research LLC	44% We increased our renewable energy totals to 44 percent of our total electricity consumption.
Diversity Included in the SPDR® SSGA Gender Diversity Index ETF (SHE) which invests in companies that rank among the highest in gender diversity within senior leadership	40% / 100% 40 percent of Board is comprised of women; 100 percent of Committee chairs are women	>50% More than 50 percent of our sites are sourcing renewable electricity globally

2020 Proxy Statement	31

Executive Compensation Highlights

Our compensation practices in place during 2019 for our NEOs included the following governance elements that we believe support our compensation philosophies and objectives:

Governance elements supporting compensation philosophies and objectives

An independent Management Development and Compensation Committee

Compensation Consultant retained by and reporting directly to the Management Development and Compensation Committee

Pay that is designed to be competitive, with a significant portion delivered as performance-based and at‑risk compensation.

— A significant portion of our targeted annual compensation is performance-based and/or subject to forfeiture (“at‑risk”), with emphasis on variable pay to reward short-  and long-term performance measured against pre‑established objectives determined by our Company’s strategy and aligned with stockholder value creation.

— For 2019, performance-based compensation comprised approximately 48% of the target annual compensation (defined as all compensation other than changes in pension values) for our CEO and, on average, approximately 43% of the target annual compensation for the other NEOs. The remaining components of 2019 target annual compensation consisted of base salary and service-based RSUs, with the Management Development and Compensation Committee viewing RSUs as at‑risk as their value fluctuates based on our stock price performance.

Emphasis on future pay opportunity vs. current pay

— Our long-term incentive awards are equity-based and have multi-year vesting provisions to encourage retention.

— For 2019, long-term incentive compensation comprised approximately 64% of the target annual compensation for our CEO and, on average, approximately 59% of the target annual compensation for the other NEOs.

Mix of performance metrics supportive of our business strategy and compensation objectives

The following table lists the material elements of Aptar’s 2019 executive compensation program applicable to the NEOs. The Management Development and Compensation Committee believes that the design of Aptar’s executive compensation program balances fixed and variable compensation elements, provides alignment with Aptar’s short and long‑term financial and strategic priorities through the annual and long-term incentive programs, and provides alignment with stockholder interests.

32	2020 Proxy Statement

Element	Description	Purpose	Factors Influencing Amount

Salary	Fixed cash compensation	Facilitate attraction and retention	Experience, market data, individual role and responsibilities and individual performance

	Reviewed annually and adjusted if appropriate	Recognize individual’s skills, competencies and experience

Annual Performance Incentives (“API”)	Variable cash incentive compensation based on improvements in performance from the prior year	Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation

Annual target opportunity determined annually based on market data, individual role and responsibilities and individual performance; payout based on improvements in Company and Segment/unit performance from prior year and only if threshold level of achievement is attained

Company and Segment/unit performance measured by improvements in Adjusted EBITDA and core sales (1)

	No payouts unless a threshold objective is attained and capped if maximum goals are met	Motivate improvement in Company performance from the prior year

Participants may elect to receive up to 50% of API in RSUs with an additional 20% granted in RSUs of the elected amounts

Long-term Performance Incentives (“LTI”)	RSUs	Build ownership and align with stockholders’ interests	Intended target amount of all LTI awards is based on individual role and responsibilities, and market data; three-year minimum vesting (both ratable and cliff) for all LTI awards

Reward long term success and growth

Facilitate retention

	PRSUs vest based on ATR’s performance over 3 years in two areas: 1) ROIC based on internally established objectives and 2) TSR relative to the S&P 400 Mid Cap companies (2)	Build ownership and align with stockholders’ interests	Intended target amount of all LTI awards is based on individual role and responsibilities and market data; for PRSUs, vesting only occurs if a threshold level of achievement is attained

Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation

Facilitate retention

(1)For Touya, Schaffer and Gong, a portion of their API is based on the Adjusted EBITDA improvement and core sales growth in the NEOs’ areas of responsibility. See “Annual Performance Incentives” below.

(2)Total shareholder return (or TSR) is measured by share price appreciation of the Company’s common stock over a three year performance period and reinvestment of dividends, and is compared to the TSR of the S&P 400 MidCap Index over such three year performance period.

Return on invested capital (or ROIC) is defined as earnings before interest, less taxes, divided by the Company’s average capital (i.e., equity excluding currency effects + net debt).

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Compensation Philosophy and Objectives

Our compensation philosophy and objectives are, first and foremost, to fairly and competitively compensate our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team. We believe that the following factors are supportive of our compensation objectives:

What the Company Does / Has	What the Company Does Not Do / Have
✔ Pay that is reasonable, performance-based and designed to support our business strategy and compensation objectives	✘ Tax gross‑up agreements with named executive officers, other than those related to relocation benefits or expatriate assignments
✔ Significant amount of pay that is at-risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders)
✔ Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities	✘ Perquisites of any significance other than common perquisites provided in the context of expatriate assignments or related to relocation
✔ Employment and change‑in‑control agreements that are designed to be competitive in markets in which we compete for executive talent

Stockholder Feedback on Compensation Practices

99% approval

The Management Development and Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our 2019 annual meeting of stockholders, at which approximately 99% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. Therefore, no changes were made to our principal compensation policies or practices in response to the advisory vote.

34	2020 Proxy Statement

Compensation Determination

The Management Development and Compensation Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels, as listed on the following table:

Factors Considered when Determining Compensation Targets

We benchmark against size-appropriate published general industry survey data.	In addition to survey data, we review proxy data from the Company’s compensation peer group for the CEO and CFO.	We understand the importance of retaining a talented senior management team. We review past compensation levels and place a high value on the experience of senior managers.

The Management Development and Compensation Committee has historically intended to create a compensation program for NEOs that generally targets total direct compensation (combined salary, annual performance incentives and long-term performance incentives) at the median of total direct compensation delivered to individuals with comparable duties and revenue responsibilities in companies similar in size to Aptar. The Management Development and Compensation Committee would consider setting total direct compensation above the 50th percentile should circumstances such as executive tenure, company performance or individual performance warrant above median positioning. The benchmarking study conducted by Willis Towers Watson for determining Aptar’s 2019 compensation, described in further detail below, noted the following high-level findings for our executive officers, including NEOs, as compared to general industry survey data:

•	Base salaries are positioned within +/- 10% of the 50th percentile;
•	Target total cash compensation levels are positioned within +/- 15% of the 50th percentile;
•	Long-term performance incentives are generally positioned between the 50th and 75th percentiles; and
•	Target total direct compensation levels, reflecting the sum of target total cash compensation and long-term incentives, is generally positioned between the 50th and 75th percentiles.

For 2019, Aptar maintained a 20‑company compensation peer group (“Peer Group”) that was approved by the Management Development and Compensation Committee. Pay data for this group supplemented the general industry survey data used in the cases of the CEO and CFO. Additionally, the Peer Group is used for industry financial comparison purposes and as a source of data for compensation plan design characteristics. In consultation with Willis Towers Watson, the following characteristics of the Peer Group were considered by the Management Development and Compensation Committee in assessing its reasonableness:

•	U.S. companies that either compete with Aptar for market share or operate in similar industries as Aptar;
•	Companies that compete with Aptar for capital;
•	Competitors for senior executive talent (i.e., where Aptar would recruit senior talent from, and potentially lose executives to);

2020 Proxy Statement	35

•	Emphasis on companies with non-U.S. operations (i.e., a majority of the peers have a significant percentage of revenue attributable to foreign operations);
•	Whether companies list Aptar as a compensation peer;
•	Revenue and market capitalization in a range similar to that of Aptar; and
•	Feedback from management.

The Peer Group does not represent an exhaustive or comprehensive list of all of Aptar’s competitors. Rather, it includes a set of companies that meet the criteria above and have been approved by the Management Development and Compensation Committee for evaluating executive compensation. The Management Development and Compensation Committee monitors the Peer Group for potential revisions in light of changing market or business conditions.

The following companies are contained in the 2019 Peer Group, which did not change as compared to the 2018 Peer Group:

2019 Peer Group Companies:
A. Schulman, Inc.	Bemis Company, Inc.
Berry Global Group, Inc.	Crown Holdings, Inc.
Graphic Packaging Holding Company	Greif, Inc.
H.B. Fuller Company	International Flavors & Fragrances, Inc.
KapStone Paper and Packaging Corporation	Owens‑Illinois, Inc.
P.H. Glatfelter Company	Packaging Corporation of America
Rayonier Advanced Materials, Inc.	Sealed Air Corporation
Sensient Technologies Corporation	Silgan Holdings, Inc.
Sonoco Products Company	Stepan Company
TriMas Corporation	West Pharmaceutical Services, Inc.

The Management Development and Compensation Committee reviews compensation survey information prepared by its compensation consultant for the CEO and other executive officer positions annually. Consistent with prior years, the compensation elements evaluated by Willis Towers Watson in 2019 were base salary, target annual cash incentives, target total cash compensation (the sum of base salaries and target cash incentives), target LTI, and target total direct compensation (the sum of target total cash compensation and target LTI). In considering compensation for the CEO and CFO, the Management Development and Compensation Committee considered proxy peer group compensation data in addition to the compensation survey information prepared by Willis Towers Watson. When determining the 2019 compensation opportunities of executive officers other than Mr. Tanda, the Management Development and Compensation Committee also reviewed recommendations furnished by Mr. Tanda, including salary, target annual cash incentive and target LTI recommendations. In 2019, Mr. Tanda, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own salary and incentive compensation. Mr. Tanda made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of our executive officers were made solely by the Management Development and Compensation Committee.

Base salary, target annual incentive opportunities and long-term incentive grant values were provided by Willis Towers Watson from its proprietary U.S. and non-U.S. executive compensation surveys, which contain general industry data from hundreds of companies. Wherever possible, the market data was adjusted to Aptar’s revenue size using regression analysis (based on Aptar’s revenue and the respective position’s responsibilities, as summarized below). The same compensation elements were also reviewed in Willis Towers Watson’s peer group proxy analysis for Messrs. Tanda and Kuhn.

Given the adjustments made to the data to reflect Aptar’s revenue size, the Management Development and Compensation Committee does not consider the specific identities of the companies included in the surveys to be material for purposes of its compensation deliberations and, accordingly, the specific identities of the companies included within each survey sample are not disclosed to the Management Development and Compensation Committee.

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The information related to base salary and annual cash incentive compensation that was provided by Willis Towers Watson for determining 2019 compensation was regressed for US data (French data is size‑adjusted) based on the following annual revenue responsibilities, which are representative of Aptar’s approximate revenue size:

•	CEO and CFO: corporate revenues of approximately $3 billion; and
•	Other NEOs: group/segment revenues ranging from $175 million to $1.5 billion, depending on the segment or area of responsibility.

As noted earlier, based on Willis Towers Watson’s benchmarking analysis that was furnished to the Management Development and Compensation Committee, Aptar’s 2019 total direct compensation for the executive officers, including NEOs, in aggregate was generally positioned between the median and 75th percentile of the published survey data. Specifically, with respect to the CEO and CFO, most elements of total direct compensation were positioned within +/- 10% of the 50th percentile with respect to the 2019 Peer Group.

Elements of Our Compensation Programs

We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of long-term incentives, or LTIs, with base salary and annual cash incentives representing a smaller percentage of annual compensation. Historically, a substantial portion of NEO LTI compensation has been delivered in the form of time‑vested stock options and cash‑settled Outperformance Awards. Beginning in 2018, the Management Development and Compensation Committee replaced the prior LTI program structure of annual grants of stock options and cash‑settled Outperformance Awards with annual equity grants of RSUs and PRSUs.

When determining the appropriate amount of equity compensation to be awarded to executive officers, the Management Development and Compensation Committee considers the value of the equity award relative to market practice and in consideration of total direct compensation.

Salary. The salary level of the CEO is established by the Management Development and Compensation Committee each January after evaluating individual performance and discussing the market data provided by Aptar’s compensation consultant. The salary levels of other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and reviewing any relevant market data provided by Aptar’s compensation consultant for the other NEO positions. In 2019, the Management Development and Compensation Committee increased the salaries of our NEOs from the 2018 levels as follows:

Name	2019 Salary	2018 Salary	% Increase
Tanda	$1,071,200	$1,030,000	4%
Kuhn	$600,000	$575,500	4%
Touya(1)	$523,966	$515,841	2%
Schaffer	$550,000	$534,000	3%
Gong(2)	$450,000	450,000	—

(1)	Mr. Touya’s compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year.
(2)

Ms. Gong joined Aptar in October 2018; accordingly, no increase was made to Ms. Gong’s salary for 2019 because Ms. Gong was recently hired by Aptar when 2019 salary determinations were being made by the Management Development and Compensation Committee.

Annual Performance Incentives (“APIs”).

Generally, APIs in the form of variable cash incentive compensation are provided to our NEOs. The APIs are designed to reward, when earned, achievement of performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation. For 2019, the Management Development and Compensation Committee continued to include improvement measures as the Company performance goals for determining API payouts. Specifically, the Management Development and Compensation Committee believed that the 2019 API amounts should reflect Aptar’s financial performance at or above the performance of the prior year and, accordingly, if Aptar’s financial performance declined from the prior year, then no cash API payout would be awarded to the NEOs.

For 2019, the amount of our NEOs’ API was calculated based on (i) his or her target API opportunity and (ii) improvement in Company performance (and segment results where appropriate) from the prior year, measured by API Adjusted EBITDA (as defined below) and core sales growth. The target API opportunity is a percentage of

2020 Proxy Statement	37

each NEO’s base salary, and is determined annually based on market data, the Company’s historical pay practices, and individual role and responsibilities. For 2019, the target API opportunities, as a percentage of base salary, did not increase for the NEOs other than Mr. Kuhn. Mr. Kuhn’s target API opportunity increased from 75% to 85% of base salary in 2019 based on the scope of Mr. Kuhn’s responsibilities and his exceptional performance.

The following illustrates how the 2019 APIs were calculated:

The Management Development and Compensation Committee used the following improvements in Company performance and weightings for 2019 to determine the amount of each NEO’s 2019 API. The Management Development and Compensation Committee chose EBTIDA and core sales growth as performance measures because they are directly tied into goals that are deemed critical to the business, our strategy and aligned with stockholder value creation.

2019 API Performance for Corporate and Segments
Corporate and
Segments Adjusted
EBITDA(1) Growth vs
Prior Year (Weighted			Corporate and Segments Core Sales(2) Growth vs Prior Year
65% of Target)			(Weighted 35% of Target)
Growth Rate	Growth Rate	Performance		Food +	Beauty +			Performance
Corp & Segments(3)	Asia (3)	Factor	Corporate(3)	Beverage(3)	Home(3)	Pharma(3)	Asia(3)	Factor
<0%	<0%	—%	<0%	<0%	<0%	<0%	<0%	—%
—%	5%	50%	—%	—%	—%	—%	5%	50%
5%	8%	100%	4%	6%	3%	6%	7%	100%
7%	11%	125%	5%	7%	4%	7%	9%	125%
10%	14%	150%	6%	8%	5%	8%	11%	150%
13%	17%	175%	6.5%	9%	5.5%	9%	13%	175%
15%	20%	200%	7%	10%	6%	10%	15%	200%

Actual Growth Rates
	Corporate and Segments API Adjusted	Corporate and Segments Core
	EBITDA Growth vs Prior Year	Sales Growth vs Prior Year
	(Weighted 65% of Target)	(Weighted 35% of Target)
Corporate	2.2%	3.3%
Food + Beverage	5.2%	3.7%
Beauty + Home	(3.9)%	(1.4)%
Pharma	6.2%	10.4%
Asia	(13.9)%	(2.9)%

(1)API Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding acquisition costs, impact of acquisitions in the year acquired and a portion of transformation costs.

38	2020 Proxy Statement

(2)Core sales growth is defined as organic sales growth that excludes currency effects and acquisition effects in the past 12 months.

(3)For performance below the threshold performance goal, no payout will be earned by the NEO with respect to such performance metric. For performance between performance levels, payout levels will be determined based on straight line interpolation.

For Messrs. Touya and Schaffer and Ms. Gong, the performance factors are further weighted 40% Company performance and 60% on their respective areas of responsibility. Based on actual performance in 2019 and applying the weighting described above, the following performance factors were determined for 2019 and resulted in the following 2019 API (adjusted for rounding):

	2019 Base		Performance
NEO	Salary	Target %	Factor (2)	2019 API
Tanda	$1,071,200	115%	78.7%	$969,952
Kuhn	$600,246	85%	78.7%	$401,726
Touya(1)	$523,966	75%	118.3%	$451,682
Schaffer	$550,020	75%	31.5%	$129,922
Gong	$450,000	75%	31.5%	$106,313

(1)	Mr. Touya’s 2019 API was denominated in Euros and translated at the spot rate on the payment date of the award, which was February 25, 2020.
(2)	The Performance Factors displayed in this table are rounded to the nearest tenth.

The Management Development and Compensation Committee believes it is important to encourage executive officer stock ownership and provide a compensation opportunity that is weighted towards equity. For those reasons, an executive officer may elect to receive up to 50% of his or her cash API in the form of RSUs. If an executive elects to receive a portion of his or her annual performance cash incentive in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the NYSE on the day preceding the date of grant. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date, and the RSUs converting into our common stock following the vesting date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units.

Kuhn Special Recognition Grant

In early 2019, the Management Development and Compensation Committee granted Mr. Kuhn a $750,000 award of RSUs in 2019 that cliff vest on the three-year anniversary of the grant date; and a $250,000 award, payable half in cash and half in RSUs in 2018 that vest pro rata over a three-year period, each in recognition of his exceptional leadership in connection with the CSP acquisition and leading Human Resources on an interim basis in 2018.

Long-term Performance Incentives (“LTIs”).

We believe that LTI compensation in the form of equity awards provide a strong alignment between the interests of our NEOs and our stockholders. The Management Development and Compensation Committee generally seeks to provide equity award opportunities that are consistent with our compensation philosophy (with the potential for larger payments for exceptional performance). The Management Development and Compensation Committee also believes that long-term equity awards are an essential tool in promoting executive retention. Consistent with 2018, in 2019, the annual LTI grants consisted of RSUs that vest on continued service and PRSUs that vest based on achieving pre-established performance objectives. Dividends are not declared or paid with respect to RSUs or PRSUs.

Setting Award Value:

In early 2019, the Management Development and Compensation Committee granted the NEOs LTI awards. In approving the 2019 LTI awards, the committee approved the target amount of the LTI awards based on individual roles and responsibilities and market data. Once the LTI target award value was determined for each NEO, the award was divided between PRSUs and RSUs, weighted 60% and 40%, respectively. The weights between LTI elements are intended to strike a reasonable balance between performance-based grants (PRSUs) and time or service-based grants (RSUs), consistent with the Company’s pay philosophy and principles.

2020 Proxy Statement	39

The following table sets forth the target award value, as of the date of grant, of the 2019 LTI award received by each NEO. Mr. Tanda’s and Mr. Kuhn’s grant levels increased as compared to the 2018 LTI award levels to align closer to the 50th percentile of the peer group and general industry survey data.

NEO	Target Value of LTI award
Stephan Tanda	$3,995,576
Bob Kuhn	$1,110,457
Gael Touya	$926,739
Eldon Schaffer	$962,535
Xiangwei Gong	$787,500

PRSUs.

For 2019, the Committee granted PRSUs as 60% of the target LTI award, which vest based on the Company’s ROIC and relative TSR performance, with potential vesting ranging from 0% to 200% of the target number of shares subject to the award (the “Target Shares”), as follows:

•

ROIC over the three-year performance period, which consists of 35% of the Target PRSUs. ROIC is defined as earnings before interest, less taxes, divided by the Company’s capital (i.e., equity excluding currency effects + net debt). The Management Development and Compensation Committee established the ROIC performance levels to be achievable, but required the strong and consistent performance of the Company over the three-year performance period.

•

TSR relative to the S&P 400 MidCap Index over the three-year performance period, which consists of 65% of the Target PRSUs. TSR is measured by share price appreciation of the Company’s common stock over the three-year performance period and reinvestment of dividends, as compared to the TSR of the S&P 400 MidCap Index over the performance period. For the TSR component, the vesting will be determined in accordance with the following schedule:

In the case of the ROIC component of the 2019 PRSUs, the performance period is from April 1, 2019 through March 31, 2022 and, in the case of the TSR component, the performance period is from March 25, 2019 through March 24, 2022. If the Company's TSR for the performance period is negative, the Management Development and Compensation Committee will have discretion to reduce the vesting levels as it deems appropriate, but in any event the vesting level of the award will not exceed target if the Company's TSR is negative during the performance period. Each NEO must be continuously employed through the last day of the performance period to receive his or her earned shares, except to the extent an event triggers accelerated vesting of the 2019 PRSUs under the terms of the award agreement or his or her employment or other agreement, as applicable.

RSUs: The remaining component of the 2019 LTI program consisted of time-based RSUs, which vest ratably (on each anniversary of March 25, 2019) over a three-year service period, subject to the NEO’s continued employment through the applicable vesting date except to the extent an event triggers accelerated vesting of the 2019 RSUs under the terms of the award agreement or his or her employment or other agreement, as applicable. RSUs are included as a component under the annual LTI program to further enhance the retentive aspect of the Company’s

40	2020 Proxy Statement

executive compensation program and further align the interests of our NEOs with the long-term interests of the Company’s stockholders.

Outstanding Outperformance Awards. Prior to 2018, Outperformance Awards were granted to the then‑serving NEOs on an annual basis, with vesting based on relative TSR over a three-year performance period. Specifically, the Outperformance TSR Plan provides that if the Company’s TSR is equal to or exceeds the 50th percentile of the TSRs for companies that are included in the S&P 400 MidCap Index over a three-year performance period, the participating NEOs will be entitled to cash awards equal to a target percentage of base salary (as of the grant date) multiplied by a percentage determined by the relevant TSR as outlined in the table below.

Company TSR percentile
Rank vs. S&P 400 MidCap	Percentage of
Constituent Company	Target Amount
Returns	Earned
Below the 50th percentile	—%
50th percentile	100%
75th percentile	200%
90th percentile and above	250%

Following the conclusion of 2019, payments were made with respect to the awards granted in 2017 (the last outstanding tranche of Outperformance Awards)—approximately 206% of the target amount was earned over the three-year performance period ended in 2019. Since Outperformance Awards have been replaced as an LTI component beginning in 2018, no more payments will be made in connection with Outperformance Awards after 2019.

NEO	Payout
Tanda	$1,545,000
Kuhn	$429,510
Touya	$322,058
Schaffer	$406,335

Post‑Termination compensation. The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Management Development and Compensation Committee’s decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs’ agreements are not substantially different from what is typical at other companies with revenues similar to those of Aptar. Additional information about the employment agreements, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2019, is found under “Potential Payments Upon Termination of Employment.”

Retirement Plan Arrangements. We also offer pension plans to our employees, including NEOs. Additional information regarding our pension plans is found under “Pension Benefits.”

We maintain profit sharing and savings plans for our employees, including NEOs. These plans permit employees to make such savings in a manner that is relatively tax efficient.

Perquisites. Perquisites have historically not been a significant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Management Development and Compensation Committee when determining other elements of compensation. These perquisites can include a company‑provided automobile and supplemental life insurance, among others. In addition, the Company provides competitive perquisites for NEOs on an expatriate assignment, which it believes are consistent with local market practices. For example, pursuant to the terms of her employment agreement, Ms. Gong will receive expatriate benefits relating to her current international assignment in China, which began in October 2018. The additional benefits that she receives are directly related to the additional expenses Ms. Gong incurs as a result of her China assignment. Her benefits include (i) automobile and driver (including insurance, maintenance, reasonable fuel, taxes and vehicle registration costs), (ii) dependent schooling, (iii) international health insurance, (iv) travel for two (2) annual trips to the United States for Ms. Gong and her immediate family, (v) housing allowances, (vi) tax equalization payments and preparation services, and (vii) reimbursement for repatriation to the United States upon certain termination events. The Management Development and Compensation Committee believes it is necessary to provide NEOs with perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Management Development and Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.

2020 Proxy Statement	41

Stock Ownership

Under the stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, five times his or her base salary; for the remaining executive officers, one times their base salary. Under the guidelines, executive officers have to achieve the respective levels of ownership within a phase‑in period consisting of five years from the date such executive officer attains their respective position. As of December 31, 2019, every NEO is in compliance with the guidelines.

Rober
Executive Officer	Requirement				Current Required Value	Ownership Level in Excess of Requirement

Stephan Tanda	5	×	$1,105,000	=	$5,525,000	$2,989,829

Robert Kuhn	1	×	$624,000	=	$624,000	$6,838,651

Gael Touya	1	×	$557,285	=	$557,285	$1,588,338

Eldon Schaffer	1	×	$550,000	=	$550,000	$4,358,772

Xiangwei Gong	1	×	$464,000	=	$464,000	$839,855

Management Development and Compensation Committee’s Use of Consultants and Consultant’s Independence

The Management Development and Compensation Committee of our Board of Directors has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the Aptar website located at: investors.aptar.com. Under this charter, the Management Development and Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2019 the Management Development and Compensation Committee retained Willis Towers Watson, a global human resources consulting firm. The Management Development and Compensation Committee has determined that Willis Towers Watson is independent according to the advisor independence factors outlined by the NYSE. In making this independence determination, the Management Development and Compensation Committee recognized that Willis Towers Watson provides other services to the Company. The Management Development and Compensation Committee determined that the nature of these other services, together with protocols implemented by Willis Towers Watson, did not give rise to any conflict of interest.

Stock Trading Guidelines

We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

42	2020 Proxy Statement

Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors oversees Aptar’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Management Development and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 and this proxy statement.

Management Development and Compensation Committee

Giovanna Kampouri Monnas (Chair) George L. Fotiades Jesse Wu

2019 Summary Compensation Table

The table below contains compensation information for the NEOs of Aptar. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2019, see our “Compensation Discussion and Analysis.”

							Changes in
							Pension Value
							and
							Nonqualified
						Non‑Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Stephan B. Tanda	2019	1,071,200	—	4,577,547	—	484,976	773,896	1,010,421	7,918,040
President and	2018	1,030,000	—	4,230,125	—	950,325	288,445	1,540,290	8,039,185
Chief Executive Officer (effective February 1, 2017)	2017	916,667	—	1,326,000	1,900,005	530,000	352,936	1,267,737	6,293,345
Robert W. Kuhn	2019	600,246	—	2,101,520	—	200,864	745,315	21,612	3,669,557
Executive Vice President	2018	575,500	125,000	1,572,584	—	346,293	43,200	20,529	2,683,106
and Chief Financial Officer	2017	556,000	—	1,658,700	824,997	222,400	375,094	21,267	3,658,458
Gael Touya(7)	2019	523,966	—	1,143,546	—	271,009	1,335,794	36,379	3,310,694
President,	2018	515,841	—	1,131,212	—	263,145	—	37,896	1,948,094
Aptar Food + Beverage	2017	412,355	—	824,899	700,003	112,542	419,801	29,366	2,498,966
Eldon Schaffer	2019	550,020	—	1,040,488	—	64,961	521,081	15,951	2,192,501
President, Beauty + Home	2018	534,000	—	1,189,568	—	212,626	—	16,012	1,952,206
(Executive Vice President, Strategic Projects and Commercial Excellence, effective December 1, 2019)	2017	526,000	—	1,536,114	824,997	128,870	275,907	18,108	3,309,996
Xiangwei Gong	2019	450,000	—	787,500	—	106,313	45,639	179,537	1,568,989
President, Aptar Asia (effective October 15, 2018)	2018	96,196	200,000	1,000,000	—	60,000	—	72,280	1,428,476

(1)Includes the cash portion of Mr. Kuhn’s $250,000 payment in recognition of his exceptional leadership in connection with the CSP acquisition and leading Human Resources on an interim basis in 2018. The remaining $125,000 was granted as RSUs in lieu of cash.

Includes for Ms. Gong a “sign‑on bonus” of $200,000 in recognition of forfeited bonus that she would have received from her former employer in 2018.

(2)Stock Award compensation for Messrs. Tanda, Kuhn, Touya and Schaffer includes the fair value of RSUs granted in lieu of a portion of the executive’s annual performance incentive for that year, at the executive’s election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the annual performance incentive (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three-year period. The number of RSUs granted to Messrs. Tanda, Kuhn, Touya and Schaffer with respect to 2019

2020 Proxy Statement	43

performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the annual performance incentive taken in RSUs and the additional 20% on that amount by the market price of our common stock on February 25, 2020, discounted for dividends not received during the vesting period.

				Amounts Included In
	Amounts Included In			Stock Awards Column
	Stock Awards Column			For Additional 20%
	Above Taken In			On Amounts Taken In
	Lieu Of Cash			Lieu of Cash			Combined Total
	($)/(# RSUs)			($)/(# RSUs)			($)/(# RSUs)
S. Tanda	$484,976	/	4,658	$96,995	/	932	$581,971	/	5,590
R. Kuhn	$200,863	/	1,929	$40,173	/	386	$241,036	/	2,315
G. Touya	$180,673	/	1,735	$36,135	/	347	$216,808	/	2,082
E. Schaffer	$64,961	/	624	$12,992	/	125	$77,953	/	749

Stock Award Compensation also includes RSUs and PRSUs that are granted in connection with NEOs’ 2019 LTI, as described above under “Long-term Performance Incentives”.

RSUs in connection with 2019 LTI grants were granted on March 25, 2019 at the closing market price on that day of $101.96.

	# RSUs	$
S. Tanda	15,675	$1,598,230
R. Kuhn	4,356	$444,183
G. Touya	3,636	$370,696
E. Schaffer	3,776	$385,014
X. Gong	3,089	$315,000

PRSUs in connection with 2019 LTI grants were granted on March 25, 2019. Amounts shown in the column regarding PRSUs do not reflect dollar amounts actually received by the NEOs. Instead, these amounts represent the aggregate grant date fair value of the TSR portion of PRSUs granted in the year indicated computed in accordance with ASC Topic 718. The grant date fair value of the PRSUs is determined using a Monte‑Carlo simulation model and based upon a discounted cash flow analysis of the probability‑weighted payoffs of a share-based payment assuming a variety of possible stock price paths and represents the estimate of aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC Topic 718, while the grant date fair value of the ROIC portion of the PRSUs is determined based on the probable satisfaction of the performance conditions at the time of grant and the closing stock price on such date in accordance with ASC Topic 718.

	# PRSUs	$
S. Tanda	19,876	$2,397,346
R. Kuhn	5,524	$666,274
G. Touya	4,610	$556,043
E. Schaffer	4,788	$577,521
X. Gong	3,917	$472,500

The amounts included in the Stock Awards column for the PRSUs granted during 2019 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the portion of the PRSUs relating to the ROIC component, the maximum grant date fair value for the ROIC component would be as follows: Mr. Tanda—$1,678,142; Mr. Kuhn—$466,392; Mr. Touya—$389,230; Mr. Schaffer—$404,265; and Ms. Gong—$330,750. Under FASB ASC Topic 718, the vesting condition related to the TSR portion of the PRSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition. Assumptions used in the calculation of the expense related to the stock awards can be found in Note 16, “Stock-Based Compensation” to Aptar’s audited financial statements for the year ended December 31, 2019, included in Aptar’s Annual Report on Form 10‑K filed with the SEC on February 24, 2020 (“Aptar’s Financial Statements”).

With respect to Mr. Kuhn, the amounts included in the Stock Awards column for the RSUs granted in 2019 include a $750,000 award of RSUs and a $250,000 award, payable half in cash and half in RSUs in 2018, which is explained above under “Kuhn Special Recognition Grants.”

44	2020 Proxy Statement

(3)Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 16, “Stock-Based Compensation” to Aptar’s Financial Statements.

(4)Amounts reported in this column represent the cash portion received under the API and are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of Aptar were completed. Please see footnote 2 above for a summary of the RSU component of the API, which was awarded in early 2020 and is reflected in the table above as 2019 compensation.

(5)All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.

(6)The amount of other compensation in 2019 includes Company contributions to profit sharing and savings plans, premiums related to Company‑provided term life insurance and supplemental disability insurance, and amounts related to a Company‑provided automobile for all NEOs. The amount of other compensation in 2019 for Mr. Tanda includes compensation related to forfeited long term incentive plan amounts upon his employment at Aptar of approximately $953,000 and payable in accordance with his employment agreement and approximately $31,000 related to Company provided disability insurance. The amount of other compensation in 2019 for Mr. Touya includes Company contributions related to a profit share program of approximately $22,000. The amount of other compensation for Ms. Gong includes payments for Company provided auto of approximately $51,000, housing of approximately $77,000 and approximately $36,000 related to dependent schooling. The amounts paid directly to Ms. Gong are valued based on the aggregate incremental cost to the Company and represents the amounts paid to, or on behalf of, Ms. Gong.

(7)Mr. Touya’s compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year, except for the annual performance incentive amount which was translated using the spot exchange rate on the date the amount was determined.

2019 Grants of Plan-Based Awards

The table below sets forth all plan-based awards granted to NEOs in 2019.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise or	Grant Date
			Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	Base	Fair Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Stock and
			Plan Awards(2)			Plan Awards(3)			Stock or	Underlying	Option	Option
	Grant	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Type(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)	($/Sh)	($)(5)
S. Tanda	2/28/19	RSU	—	—	—	—	—	—	11,496	—	—	1,140,389
	3/25/19	RSU	—	—	—	—	—	—	15,675	—	—	1,598,230
	3/25/19	PRSU	—	—	—	4,166	19,876	39,752	—	—	—	2,397,346
	—	API	615,940	1,231,880	2,463,760	—	—	—	—	—	—	—
R. Kuhn	1/2/19	RSU	—	—	—	—	—	—	8,317	—	—	750,027
	2/28/19	RSU	—	—	—	—	—	—	5,701	—	—	565,551
	3/25/19	RSU	—	—	—	—	—	—	4,356	—	—	444,183
	3/25/19	PRSU	—	—	—	1,158	5,524	11,048	—	—	—	666,274
	—	API	255,105	510,209	1,020,418	—	—	—	—	—	—	—
G. Touya	2/28/19	RSU	—	—	—	—	—	—	2,122	—	—	210,516
	3/25/19	RSU	—	—	—	—	—	—	3,636	—	—	370,696
	3/25/19	PRSU	—	—	—	966	4,610	9,220	—	—	—	556,043
	—	API	196,487	392,975	785,950	—	—	—	—	—	—	—
E. Schaffer	2/28/19	RSU	—	—	—	—	—	—	2,572	—	—	255,151
	3/25/19	RSU	—	—	—	—	—	—	3,776	—	—	385,014
	3/25/19	PRSU	—	—	—	1,003	4,788	9,576	—	—	—	577,521
	—	API	206,258	412,515	825,030	—	—	—	—	—	—	—
X. Gong	3/25/19	RSU	—	—	—	—	—	—	3,089	—	—	315,000
	3/25/19	PRSU	—	—	—	821	3,917	7,835	—	—	—	472,500
	—	API	168,750	337,500	675,000	—	—	—	—	—	—	—

(1)During fiscal year 2019, NEOs received three types of plan-based awards: PRSUs, RSUs and Annual Performance Incentives (in cash) (“API”).

(2)Amounts represent threshold and maximum API opportunities under the 2019 API. The amount actually paid to each NEO is included in the Stock Awards column and the Non-Equity Incentive Plan Compensation column in the 2019 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Annual Performance Incentives” for further information regarding the 2019 API.

2020 Proxy Statement	45

(3)Amounts represent PRSUs that vest over the 2019‑2021 performance period based on the Company’s ROIC and TSR performance. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information about the PRSUs, including the pre‑established performance periods and performance measures, and see footnotes to the “2019 Outstanding Equity Awards at Fiscal Year‑End” table below for a description of the PRSU vesting schedules.

(4)The award granted to Mr. Kuhn on January 2, 2019 represents an award of RSUs in recognition of his exceptional leadership in connection with the CSP transaction and leading Human Resources on an interim basis in 2018 and which vest on the third anniversary of the grant date. Awards granted on February 28, 2019 represent RSUs granted to Messrs. Tanda, Kuhn, Touya and Schaffer at their election to receive RSUs in lieu of a portion of their 2018 annual performance incentive (paid/awarded in 2019) and an additional 20% of the elected amount granted to those officers making such election, which were previously reported as compensation in the 2018 Summary Compensation Table. Awards granted on March 25, 2019 represent time-based RSUs in connection with the 2019 LTI program. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information regarding the RSUs, including vesting schedules.

(5)RSUs and PRSUs reflected in this column are reported in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures) and, in the case of the PRSU awards, based upon the probable outcome of certain performance conditions.

2019 Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2019. The equity awards reported in the Option Awards column consist of non-qualified stock options. The equity awards in the Stock Awards column consist of RSUs and PRSUs.

		Option Awards				Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
								Number of	Market or
								Unearned	Payout
			Number of					Shares,	Value of
		Number of	Securities			Number of	Market Value	Units	Unearned
		Securities	Underlying			Shares or	of Shares or	or Other	Shares,
		Underlying	Unexercised			Units of	Units of	Rights	Units or
		Unexercised	Options	Option		Stock	Stock That	that	Other Rights
		Options	(#)	Exercise	Option	That Have	Have Not	have Not	That Have
	Grant	(#)	Unexercisable	Price	Expiration	Not Vested	Vested	Vested	Not Vested
Name	Date	Exercisable	(1)	($)(2)	Date	(#)(3)	($)(4)	(#)	($)
S. Tanda		—	—	—	—	41,129	4,755,335	—	—
		—	—	—	—	—	—	62,108 (5)	7,180,927 (6)
	2/10/17	80,391	53,447	74.79	2/10/27	—	—	—	—
R. Kuhn		—	—	—	—	40,978	4,737,876	—	—
		—	—	—	—	—	—	18,335 (5)	2,119,893 (6)
	1/11/12	30,000	—	51.80	1/11/22	—	—	—	—
	1/16/13	50,000	—	51.57	1/16/23	—	—	—	—
	1/15/14	50,000	—	68.00	1/15/24	—	—	—	—
	1/14/15	50,663	—	64.60	1/14/25	—	—	—	—
	2/5/16	54,390	—	71.12	2/5/26	—	—	—	—
	2/10/17	46,413	23,207	74.79	2/10/27	—	—	—	—
G. Touya		—	—	—	—	15,672	1,811,997	—	—
		—	—	—	—	—	—	15,881 (5)	1,836,180 (6)
	2/5/16	42,735	—	71.12	2/5/26	—	—	—	—
	2/10/17	39,381	19,691	74.79	2/10/27	—	—	—	—
E. Schaffer		—	—	—	—	27,394	3,167,294	—	—
		—	—	—	—	—	—	16,337 (5)	1,888,918 (6)
	1/11/12	35,000	—	51.80	1/11/22	—	—	—	—
	1/16/13	50,000	—	51.57	1/16/23	—	—	—	—
	1/15/14	50,000	—	68.00	1/15/24	—	—	—	—
	1/14/15	50,663	—	64.60	1/14/25	—	—	—	—
	2/5/16	54,390	—	71.12	2/5/26	—	—	—	—
	2/10/17	46,413	23,207	74.79	2/10/27	—	—	—	—
X. Gong		—	—	—	—	9,549	1,104,055	—	—
		—	—	—	—	—	—	7,835 (5)	905,867 (6)

46	2020 Proxy Statement

(1)

Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in February 2020.

(2)Stock options are granted with an exercise price equal to closing price of Aptar’s common stock on the NYSE on the date of grant.

(3)Stock awards represent RSUs that were granted in lieu of a portion of the annual performance incentive taken in cash, and awards granted at the discretion of the Management Development and Compensation Committee, sign‑on RSUs and beginning in 2018, RSUs as part of the LTI program. RSUs granted generally vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The Retention Awards of RSUs granted in January 2017 to Messrs. Kuhn, Schaffer and Touya cliff vest on the third anniversary of the grant date. The following numbers of units vest for each respective executive officer in the months indicated:

	January	February	March	November	February	March	November	January	February	March
	2020	2020	2020	2020	2021	2021	2021	2022	2022	2022	Total
S. Tanda	—	10,809	5,225	—	10,812	5,225	—	—	3,833	5,225	41,129
R. Kuhn	16,434	5,571	1,452	—	4,399	1,452	—	8,317	1,901	1,452	40,978
G. Touya	8,217	2,109	1,212	—	1,710	1,212	—	—	—	1,212	15,672
E. Schaffer	16,434	3,498	1,258	—	2,828	1,259	—	—	858	1,259	27,394
X. Gong	—	—	1,029	3,230	—	1,030	3,230	—	—	1,030	9,549

(4)The market value of RSUs that have not yet vested is calculated using the closing price of Aptar’s common stock on the NYSE on December 31, 2019, which was $115.62 per share.

(5)Amounts represent PRSUs that vest over the 2019-2021 and 2018-2020 performance period based on the Company’s ROIC and TSR performance. In accordance with the SEC executive compensation disclosure rules, the amounts reported related to PRSUs in this column are based on achieving maximum vesting levels for the TSR portion and threshold vesting levels for the ROIC portion.

(6)The market value of PRSUs that have not vested is calculated using the closing price of Aptar’s common stock on the NYSE on December 31, 2019, which was $115.62.

2019 Option Exercises and Stock Awards Vested

The table below provides information on stock option exercises and stock awards vested in 2019.

		Stock Options		Stock Awards Vested
		Number of		Number of
		Shares	Value	Shares	Value
		Acquired on	Realized on	Acquired on	Realized on
	Grant	Exercise	Exercise	Vesting	Vesting
Name	Type(1)	(#)	($)(2)	(#)	($)(3)
S. Tanda	OA	—	—	—	1,545,000
	RSU	—	—	6,977	709,770
R. Kuhn	OA	—	—	—	429,510
		5,000	307,757	—	—
	RSU	—	—	4,489	456,666
G. Touya	OA	—	—	—	322,058
		1,000	553,325	—	—
	RSU	—	—	2,107	214,345
E. Schaffer	OA	—	—	—	406,335
		20,000	1,312,008	—	—
	RSU	—	—	3,456	351,579
X. Gong		—	—	—	—
	RSU	—	—	3,229	350,863

(1)During fiscal year 2019, two types of stock awards vested: Outperformance Awards and RSUs.

(2)Value realized represents the difference between the closing price on the NYSE of Aptar’s common stock on the date of exercise and the exercise price of the option award.

(3)For vested RSUs, the value realized represents the closing price on the NYSE of Aptar’s common stock on the date of vesting multiplied by the number of shares vested. For Outperformance Awards, the value realized represents the payouts earned over the applicable performance period (2017‑2019).

2020 Proxy Statement	47

Employment Agreements

Tanda Employment Agreement

Mr. Tanda’s employment agreement provides for employment through December 31, 2020, unless earlier terminated, at a minimum salary of $1,105,000 (which is the 2020 salary approved by the Management Development and Compensation Committee) per year, which amount may be increased (but not decreased) over the term of the agreement. The employment agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2031.

If Mr. Tanda’s employment ends on account of death, Mr. Tanda’s estate will receive one-half of the base salary that Mr. Tanda would have received until the second anniversary of his death. If his employment ends due to the expiration of the employment agreement as a result of non-renewal by Aptar, Mr. Tanda is entitled to receive an amount equal to one year’s base salary, his target annual performance incentive and the medical, disability and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal monthly installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date.

After a “change in control” (as defined in the employment agreement), if Mr. Tanda’s employment is terminated by Aptar or its successor other than for “cause,” disability or death, or if Mr. Tanda terminates his employment for “good reason,” in each case within two years following the change in control, Mr. Tanda is entitled to receive a lump‑sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for three years.

The employment agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tanda from, among other things, becoming employed by a competitor of Aptar for a period of 18 months or two years following termination (depending on the nature of the termination).

Employment Agreements of Other NEOs

The employment agreements of Mr. Kuhn and Ms. Gong have a term of three (3) years, and provide (i) for automatic extensions, as of each January 1st commencing January 1, 2020, for one additional year unless either Aptar or the executive terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will continue later than December 31st of the year in which the executive turns 65 and (ii) that Mr. Kuhn and Ms. Gong will receive minimum annual salaries of $624,000, and $464,000 respectively (which are the 2020 salaries that were approved by the Management Development and Compensation Committee). These annual salaries may be increased (but not decreased) over the remaining terms of the agreements. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Kuhn and Schaffer and Ms. Gong are entitled to additional term life and supplementary long-term disability insurance coverage. On October 31, 2019, Aptar decided not to renew Mr. Schaffer’s current employment agreement which, as a result, will expire on December 31, 2021.

If the employment of Messrs. Kuhn, Schaffer or Ms. Gong ends on account of death, the executive’s estate will receive one-half of the annual salary that the executive would have received until the second anniversary of the executive’s death. If the employment of Messrs. Kuhn, Schaffer or Ms. Gong ends due to the expiration of the agreement, the executive is entitled to receive an amount equal to one year’s base salary (based on the salary then in effect) and medical and life insurance benefits the executive would have otherwise received for a period of one year following the expiration date. If Messrs. Kuhn, Schaffer or Ms. Gong terminates the agreement without “good reason” (as defined in the agreement), the executive is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Messrs. Kuhn, Schaffer or Ms. Gong is terminated without “cause” (as defined in the agreement), the executive is entitled to receive the executive’s base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

After a change in control of Aptar, if Messrs. Kuhn, Schaffer or Ms. Gong are terminated by Aptar or its successor other than for cause, disability or death, or if Messrs. Kuhn, Schaffer or Ms. Gong terminates the executive’s

48	2020 Proxy Statement

employment for “good reason,” in each case within two years following the change in control, Messrs. Kuhn and Schaffer and Ms. Gong are entitled to receive a lump‑sum payment equal to (x) two and one-half times the executive’s highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of Aptar immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of Aptar immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.

The employment agreement for Messrs. Kuhn, Schaffer and Ms. Gong also contains certain noncompetition and nonsolicitation covenants prohibiting the executive from, among other things, becoming employed by a competitor of Aptar for a period of one year or two years following termination (depending on the nature of the termination).

The employment agreement of Mr. Touya is in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreement of Mr. Touya remains in effect for an unlimited period; however, the Company and Mr. Touya have the right to terminate the agreement according to local law. The agreement provides for minimum annual salary to Mr. Touya of $561,350 (which is the 2020 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2019 exchange rate). The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Touya from, among other things, becoming employed by a competitor of Aptar for a period of two years following termination (regardless of the reason for termination except for gross misconduct) and that Mr. Touya will receive payments as described under “Potential Payments Upon Termination of Employment.”

For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see “Potential Payments Upon Termination of Employment.”

Pension Benefits

U.S. Employees

Substantially all of the U.S. employees of Aptar and its subsidiaries are eligible to participate in the Aptar Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, subject to such year’s limit applicable to tax‑qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

U.S. employees of Aptar and its subsidiaries participating in the Pension Plan are also eligible for Aptar’s non-qualified supplemental retirement plan (“SERP”). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the SERP. The annual accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits

2020 Proxy Statement	49

under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

Mr. Touya is a resident of Europe and does not participate in the U.S. pension benefit plans, but as described below, is entitled to other pension benefits.

Non-U.S. Employees

Mr. Touya is entitled to certain retirement indemnity benefits in accordance with the Collective Bargaining Agreement of the French Plastics Industry (“Collective Pension”). Such benefits are based on a formula that takes salary and years of service into consideration. In addition, Mr. Touya is eligible for benefits pursuant to a supplemental pension plan available to certain French executives (“Supplemental Pension”). This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to 10% of the average annual salary and bonus paid to a participant in the five years preceding retirement, the total of the amounts received by the employee according to the Collective Pension and the Supplemental Pension being subject to a ceiling equal to 55% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant’s death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant’s Supplemental Pension for life. Pension benefits would normally commence at age 67, which is the legal retirement age in France, but reduced benefits are available after age 62 if the employment contract is terminated by the company after age 57. The French law pertaining to supplemental pension plans has been amended in 2019 and new rules have not yet been fully enacted. The plan described above is closed for new participants, but the rights acquired by Mr. Touya under the previous regime remain unchanged.

The table below includes information relating to the defined benefit retirement plans of each NEO Assumptions used to determine the present value of accumulated benefit as of December 31, 2019 are the same as those found in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.

2019 PENSION BENEFITS

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
S. Tanda	Employees’ Retirement Plan	3	137,178	—
	Supplemental Retirement Plan	3	1,278,099	—
R. Kuhn	Employees’ Retirement Plan	32	1,009,723	—
	Supplemental Retirement Plan	32	1,423,606	—
G. Touya	Retirement Indemnities	25	619,090	—
	Pension Plan	25	1,756,513	—
E. Schaffer	Employees’ Retirement Plan	31	843,411	—
	Supplemental Retirement Plan	31	838,698	—
X. Gong	Employees’ Retirement Plan	1	41,833	—
	Supplemental Retirement Plan	1	3,806	—

(1)The retirement indemnities and pension plan of Mr. Touya represent non-qualified pension plans. The AptarGroup, Inc. Employees’ Retirement Plan (Employees’ Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

50	2020 Proxy Statement

Potential Payments Upon Termination of Employment

The following table provides information concerning potential payments or other compensation that could have been awarded to the named executive officers if any of the various termination scenarios presented below occurred on December 31, 2019.

				Involuntary or
	Normal			Good
	Expiration of	Voluntary or		Reason
	Employment	With Cause	Involuntary	Termination
Name	Agreement	Termination	Termination	After a CIC	Disability	Death
S. Tanda
Cash Payment	2,178,330	137,178	3,198,906	8,624,526	714,169	1,071,200
Continuation of Medical/Welfare Benefits	48,356	—	72,534	145,068	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/19)	—	—	—	6,937,537	6,937,537	6,937,537
Outperformance Awards (1)	—	—	1,545,000	1,545,000	1,545,000	1,545,000
PRSUs(2)	—	—	—	3,260,204	3,260,204	3,260,204
Total Termination Benefits	2,226,686	137,178	4,816,440	20,512,335	12,456,910	12,813,941
R. Kuhn
Cash Payment	600,246	—	1,602,219	3,422,996	400,184	600,246
Continuation of Medical/Welfare Benefits	17,545	—	—	43,864	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/19)	—	—	1,900,099	5,517,537	5,517,539	5,517,539
Outperformance Awards (1)	—	—	429,510	429,510	429,510	429,510
PRSUs(2)	—	—	—	987,433	987,433	987,433
Total Termination Benefits	617,791	—	3,931,828	10,401,340	7,334,666	7,534,728
G. Touya
Cash Payment	—	523,966	1,554,879	1,554,879	349,328	523,966
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/19)	—	—	—	2,615,979	2,615,979	2,615,979
Outperformance Awards (1)	—	—	322,058	322,058	322,058	322,058
PRSUs(2)	—	—	—	871,794	871,794	871,794
Total Termination Benefits	—	523,966	1,876,937	5,364,710	4,159,159	4,333,797
E. Schaffer
Cash Payment	550,020	—	1,229,962	2,282,381	366,698	550,020
Continuation of Medical/Welfare Benefits	18,250	—	—	45,625	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/19)	—	—	—	4,114,839	4,114,839	4,114,839
Outperformance Awards (1)	—	—	406,335	406,335	406,335	406,335
PRSUs(2)	—	—	—	890,228	890,228	890,228
Total Termination Benefits	568,270	—	1,636,297	7,739,408	5,778,100	5,961,422
X. Gong
Cash Payment	450,000	—	1,034,313	1,381,313	300,015	450,000
Continuation of Medical/Welfare Benefits	19,609	—	—	49,021	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/19)	—	—	1,104,057	1,104,057	1,104,057	1,104,057
Outperformance Awards (1)	—	—	—	—	—	—
PRSUs(2)	—	—	—	301,956	301,956	301,956
Total Termination Benefits	469,609	—	2,138,370	2,836,347	1,706,028	1,856,013

(1)This row assumes that potential payouts will be based on Aptar’s relative TSR compared to the S&P 400 MidCap Index as of December 31, 2019.

(2)For scenarios which provide for payments, this row assumes maximum payouts under the PRSU awards and is prorated based on the portion of the performance periods completed as of December 31, 2019.

2020 Proxy Statement	51

Normal Expiration of Employment Agreement

As a condition to the employment agreements of Messrs. Tanda, Kuhn, and Schaffer and Ms. Gong each would receive his/her current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the normal expiration date of his/her agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months. With expiration within the first five (5) years of his start date, Mr. Tanda is entitled to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. Mr. Tanda would also receive his target annual performance incentive for the year in which he was terminated due to expiration of his employment agreement, paid on a monthly basis for the 12 months following the termination. The employment agreement of Mr. Touya has no expiration date.

Voluntary or With Cause Termination

Messrs. Kuhn and Schaffer and Ms. Gong are not entitled to additional benefits if they voluntarily terminate their employment prior to the normal expiration of their respective agreements or they are terminated with cause. With voluntary termination within the first five (5) years of his start date, Mr. Tanda is entitled to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. With voluntary termination, Mr. Touya may receive monthly payments in accordance with the non-competition clauses of his contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause, generally defined as gross misconduct. Equity awards and Outperformance Awards granted to NEOs continue to vest upon retirement (and in the case of PRSUs and Outperformance Awards, are paid on a pro-rated performance period). For a description of the value of outstanding equity awards as of December 31, 2019, see the second paragraph under “Involuntary or Good Reason Termination After a Change in Control” below.

Involuntary Termination

For Messrs. Kuhn and Schaffer and Ms. Gong amounts shown above represent their base salaries and annual performance incentive amounts and amounts paid in connection with Outperformance Awards. Amounts would be paid on a monthly basis for the remaining term of each respective agreement. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date. Termination of Mr. Tanda within the first five (5) years of his start date, would also entitle Mr. Tanda to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. Cash payment amounts shown for Mr. Touya represent payments that would be required under the Collective Bargaining Agreement of the French Plastics Industry and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. The Collective Bargaining Agreement of the French Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months (“Monthly Salary”). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter. Except as described below, no payments would be made in connection with PRSUs regarding an involuntary termination.

For Messrs. Kuhn, Touya and Schaffer, if they are terminated without cause or, with respect to a retiree‑eligible participant, retire upon learning that they will be terminated without cause, the Retention Awards and all other RSU awards granted in 2019 vest immediately on the date of termination or retirement, as applicable.

Involuntary or Good Reason Termination After a Change in Control (“CIC”)

Cash payment amounts shown for Mr. Tanda represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12 month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Messrs. Kuhn and Schaffer and Ms. Gong represent, according to their employment agreements and the CIC provisions therein, two and one-half times their highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of their annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of

52	2020 Proxy Statement

termination. The employment agreement of Mr. Tanda also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. The agreements of Messrs. Kuhn and Schaffer and Ms. Gong also provide for the continuation of health and welfare benefits currently provided, for a period of two and one-half years following the date of termination. Cash payment amounts shown for Mr. Touya are identical to the payments described above under “Involuntary Termination” in accordance with his agreements.

Aptar’s employee stock option agreements, RSU agreements, PRSU agreements and the Outperformance TSR Plan, provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2019. The accelerated stock option values included in the above table represent the difference between the closing price of Aptar’s common stock on the NYSE on December 31, 2019 (“Closing Price”) which was $115.62 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The Outperformance Award amounts are based on Aptar’s actual relative TSR compared to the S&P 400 MidCap Index for 2019. The PRSUs amounts are based on the Closing Price multiplied by the maximum number of shares subject to the PRSU awards, assuming target performance, and prorated based on service performed during the performance period. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs. Further information regarding unvested stock options, RSUs and PRSUs can be found under “Outstanding Equity Awards at Fiscal Year‑End.”

Disability

The employment agreements of Messrs. Tanda, Kuhn and Schaffer and Ms. Gong provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by Aptar. The cash payment amounts included in the above table for Messrs. Tanda, Kuhn and Schaffer and Ms. Gong represent one year of disability payments under this scenario. In addition, Aptar’s employee stock option agreements, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

Upon death, the employment agreements of Messrs. Tanda, Kuhn and Schaffer and Ms. Gong provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. Aptar’s employee stock option, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

The NEOs are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event other than the acceleration of equity award and Outperformance Award vesting.

Non-compete Information

The agreements of Messrs. Tanda, Kuhn and Schaffer and Ms. Gong require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company. The agreement of Mr. Touya requires that, for a period of two years following termination, he will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company, and that under this arrangement, he will receive monthly payments equal to 50% of his former monthly salary for a period of two years from the date of termination. Payments would not be made to Mr. Touya if he was terminated with cause, defined as gross misconduct.

Pension Related Benefits

Information concerning pension benefits can be found under the heading “Pension Benefits.”

2020 Proxy Statement	53

CEO Pay Ratio

As required by Section 953(b) of the Dodd‑Frank Wall Street Reform and Consumer Protection Act, Aptar is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Stephan Tanda, our President and CEO. To better understand this disclosure, we think it is important to give context to our operations. As a global organization, approximately 82% of our employees are located outside of the United States, with approximately 8,700 employees located in Europe and 2,900 employees located in Asia and South America. We strive to create a competitive global compensation program in terms of both the position and the geographic location in which the employee is located. As a result, our compensation program varies amongst each local market in order to allow us to provide a competitive compensation package.

Pay Ratio

For 2019:

•	The median of the annual total compensation of all of our employees, other than Mr. Tanda, was $40,502.
•	Mr. Tanda’s annual total compensation was $7,918,040.
•	Based on this information, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 195 to 1.

Supplemental Ratio

•

Several items included in Mr. Tanda’s compensation were unique to his recruitment to join Aptar. In particular, the amount of other compensation in 2019 for Mr. Tanda includes compensation of approximately $953,000 related to long term incentive awards that were forfeited upon his resignation from his prior employer to join Aptar. If these recruitment amounts were excluded from Mr. Tanda’s compensation for the pay ratio disclosure, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 172 to 1. This supplemental ratio should not be viewed as a substitute for the ratio noted above.

Identification of Median Employee

For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the “median employee” of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that “median employee” earned during 2019. We first determined our “median employee” during 2017 for purposes of determining our CEO pay ratio for that year (our “2017 CEO Pay Ratio”) by identifying the employee whose compensation was at the median of the compensation of our employee population (other than our CEO) for 2017. The applicable SEC rules require us to identify a “median employee” only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. Because there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the Company’s CEO pay ratio disclosure, we are using the same “median employee” for our 2019 CEO Pay Ratio that we used for our 2017 CEO Pay Ratio, although we have updated the calculation of the total compensation earned by that employee for 2019.

For the 2017 Pay Ratio, we used the following methodology:

1.We selected December 31, 2017 as the date on which to determine our median employee.

2.As of that date, we had had approximately 11,700 employees, with approximately 2,100 employees based in the United States and 9,600 employees located outside of the United States. We applied the allowed “de minimis” exception to exclude 566 employees in the following countries: Russia (82); Indonesia (140); and India (344). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded. After taking into account the de minimis exemption, approximately 2,100 employees in the United States and approximately 9,000 employees located outside of the United States were considered for identifying the median employee.

3.For purposes of identifying the median employee from our employee population base, we considered the total cash compensation earned by our employees, as compiled from our payroll records. We selected total cash compensation as it reflects the principal forms of compensation delivered to all of

54	2020 Proxy Statement

our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12 month period ended December 31, 2017. Compensation paid in foreign currencies was converted to U.S. dollars using the spot exchange rate at December 31, 2017.

4.In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S‑K, as required pursuant to the SEC executive compensation disclosure rules.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2019, relating to Aptar’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. Aptar does not have any equity compensation plans that were not approved by stockholders.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to Be	Weighted	under Equity
	Issued Upon	Average	Compensation Plans
	Exercise of	Exercise Price of	(excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	5,841,840 (2)	$68.06 (3)	715,642

(1)Plans approved by stockholders include director and employee equity award plans.

(2)Includes 480,729 RSUs and 181,680 PRSUs (assuming target level of performance).

(3)RSUs and PRSUs are excluded when determining the weighted average exercise price of outstanding options.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table contains information with respect to the beneficial ownership of common stock, as of March 13, 2020, by (a) the persons known by Aptar to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of Aptar, (c) each of the executive officers of Aptar named in the Summary Compensation Table above, and (d) all directors and executive officers of Aptar as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

			Options
			Exercisable or
	Shares Owned		RSUs Vesting
	Number of		Within 60 Days of
Name	Shares(1)	Percentage(2)	March 13, 2020
The Vanguard Group(3)	6,787,313	10.6	—
100 Vanguard Boulevard,
Malvern, PA 19355
Blackrock, Inc.(4)	5,807,592	9.1	—
55 East 52nd Street,
New York, NY 10055
State Farm Mutual	5,556,069	8.7	—
Automobile Insurance Company(5)
One State Farm Plaza,
Bloomington, IL 61710
Eaton Vance Management(6)	3,819,292	6.0	—
2 International Place
Boston, MA 02110
George L. Fotiades	31,061	*	19,000
Xiangwei Gong	1,938	*	—
Maritza Gomez Montiel	1,720	*	—
Giovanna Kampouri Monnas	7,873	*	—
Andreas C. Kramvis	16,300	*	9,500
Robert W. Kuhn	348,843	*	304,673
Isabel Marey-Semper	—	*	—
B. Craig Owens	1,404	*	—
Eldon Schaffer	343,775	*	309,673
Dr. Joanne C. Smith(7)	51,047	*	38,000
Stephan B. Tanda	173,697	*	133,838
Gael Touya	114,219	*	101,807
Jesse Wu	1,404	*	—
Ralf K. Wunderlich	8,869	*	—
All Directors and Executive Officers as a Group(17) persons)(8)	1,133,686	1.7	946,158

*Less than one percent.

(1)Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable and RSUs vesting within 60 days of March 13, 2020.

(2)Based on 65,046,109 shares of common stock outstanding as of March 13, 2020 plus, with respect to any person, stock options and RSUs held by any such person that are exercisable or vest within 60 days of that date.

(3)The information as to The Vanguard Group and related entities (“Vanguard”) is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2019, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to vote 34,585 shares, the sole power to dispose of 6,749,147 shares, the shared power to vote 11,804 shares and the shared power to dispose of 38,166 shares.

(4)The information as to Blackrock, Inc. (“Blackrock”) and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2019, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Blackrock has the sole power to vote 5,545,608 shares and the sole power to dispose of 5,807,592 shares.

2020 Proxy Statement	57

(5)The information as to State Farm Mutual Automobile Insurance Company and related entities (“State Farm”) is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2019, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote 5,556,069 shares and the sole power to dispose of 5,556,069 shares.

(6)The information as to Eaton Vance Management (“Eaton Vance”) is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2019, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Eaton Vance has the sole power to vote 3,819,292 shares and the sole power to dispose of 3,819,292 shares.

(7)Dr. Smith shares the power to vote and dispose of 3,907 shares.

(8)Includes 3,907 shares as to which voting and disposing power is shared other than with directors and executive officers of Aptar.

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TRANSACTIONS WITH RELATED PERSONS

Aptar or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with Aptar’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a “disinterested” director and therefore are approving related person transactions from this perspective.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;
•	the nature of the interest of the related person in the transaction;
•	whether the transaction may involve a conflict of interest; and
•	whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

The following are not considered related person transactions:

•	executive officer or director compensation which has been approved by the Management Development and Compensation Committee of the Board of Directors;
•	indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;
•

indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and

•	any transaction in which a person is deemed a Related Person solely on the basis of such person’s equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

Pursuant to this policy, the Audit Committee approves or ratifies all related person transactions, including those involving NEOs and directors. Since January 1, 2019, there have been no related person transactions for which disclosure is required under SEC rules.

2020 Proxy Statement	59

DELINQUENT SECTION 16(a) REPORTS

Based solely upon a review of filings with the SEC and written representations furnished to it, Aptar believes that during 2019 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of Aptar’s common stock pursuant to Section 16(a) of the Exchange Act.

60	2020 Proxy Statement

AUDIT COMMITTEE REPORT

Management is responsible for Aptar’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Aptar’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of Aptar.

During the course of the fiscal year ended December 31, 2019, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes‑Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Aptar and Aptar’s management. In considering the independence of Aptar’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under “Proposal 4—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2020”.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Aptar’s Annual Report on Form 10‑K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee

Maritza Gomez Montiel (Chair) Andreas C. Kramvis B. Craig Owens

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OTHER MATTERS

Proxy Solicitation

Aptar will pay the cost of soliciting proxies for the annual meeting. Aptar has engaged Morrow & Co, LLC., 470 West Ave, Stamford, CT 06902, a proxy solicitor, in connection with the 2020 annual meeting and expects to pay approximately $7,500 for these services. Aptar also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of Aptar and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10‑K

Aptar’s Annual Report/Form 10‑K for the year ended December 31, 2019 is available on the Internet along with this proxy statement. Stockholders can refer to the report for financial and other information about Aptar, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10‑K), you should follow the instructions for requesting such materials included in the Notice.

Stockholder Proposals and Nominations

The 2021 annual meeting of stockholders is expected to be held on May 5, 2021. In order to be considered for inclusion in Aptar’s proxy materials for the 2020 annual meeting of stockholders pursuant to Rule 14a‑8 under the Exchange Act, stockholder proposals must be received by our Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014 by November 27, 2020. Stockholders who intend to present a proposal or nominate a director at our 2021 annual meeting of stockholders without seeking to include a proposal in our proxy statement must deliver notice of the proposal or nomination to our Secretary at Aptar’s principal executive offices on or after February 5, 2021 and on or prior to March 7, 2021. A stockholder proposal or nomination must include the information requirements set forth in Aptar’s Bylaws. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must send such recommendation to the Secretary at the address set forth above no later than November 27, 2020 and include with such recommendation any information that would be required by the Company’s Bylaws if the stockholder were making the nomination directly.

By Order of the Board of Directors,

/s/ Robert W. Kuhn
Robert W. Kuhn Secretary

Crystal Lake, Illinois
March 27, 2020

62	2020 Proxy Statement

Frequently Asked Questions

This proxy statement contains information related to the business to be conducted at the virtual annual meeting of stockholders of Aptar to be held on May 6, 2020, beginning at 9:00 a.m. CDT, online at www.virtualshareholdermeeting.com/ATR2020. This proxy statement was prepared under the direction of Aptar’s Board of Directors to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, the notice of meeting and our Annual Report/Form 10‑K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice was mailed to stockholders on or about March 27, 2020.

Why is the annual meeting being held in virtual-only format this year?

In light of public health concerns regarding the novel coronavirus (COVID-19) pandemic and related travel restrictions, the Board of Directors has determined that it is prudent that this year’s annual meeting be held in a virtual-only format via live audio webcast. The Board of Directors has been monitoring the impact of COVID-19, including with regard to the health and well-being of our employees and stockholders, as well as the related government-imposed restrictions on travel. Hosting the annual meeting in virtual-only format protects our employees and stockholders during this time. It provides easy access for stockholders and facilitates participation without the need to travel, since stockholders can participate from any location around the world.

How do I attend?

Stockholders of record as of the close of business on March 13, 2020 and the general public may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2020. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the annual meeting, stockholders will need the 16-digit control number that appears on your Notice, proxy card or the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 21, 2020, so that you can be provided with a control number and participate in the meeting.

The annual meeting will begin promptly at 9:00 a.m. CDT. Online check-in will begin 15 minutes prior to the start of the meeting, and you should allow ample time for the online check-in procedures. We encourage our stockholders to access the virtual meeting prior to the start time.

Who is entitled to vote?

Stockholders owning our common stock at the close of business on March 13, 2020 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 13, 2020, there were 65,046,109 shares of common stock outstanding.

May stockholders ask questions at the virtual annual meeting?

Yes. Stockholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/ATR2020. As part of the annual meeting, we will hold a live question and answer session, during which we intend to answer all questions submitted during the meeting which are pertinent to Aptar and the meeting matters, as time permits. Detailed guidelines for submitting questions during the meeting will be available at www.virtualshareholdermeeting.com/ATR2020.

2020 Proxy Statement	63

What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the phone number posted on the date of the meeting at www.virtualshareholdermeeting.com/ATR2020 for general technical questions.

What am I voting on and how does the Board of Directors recommend I vote on the proposals?

Proposal		Board recommendation	For more information
1.	To elect the three director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2023	FOR all of the nominees named in this proxy statement for election to the Board of Directors	Page 5
2.	To approve, on an advisory basis, Aptar’s executive compensation	FOR the resolution on executive compensation	Page 21
3.	To approve an amendment to the 2018 Equity Incentive Plan	FOR the amendment to the 2018 Equity Incentive Plan	Page 22
4.	To ratify the appointment of the independent registered public accounting firm for 2020	FOR the ratification of the appointment of the independent registered public accounting firm for 2020	Page 28

The Board of Directors knows of no other business that will be presented at the annual meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

64	2020 Proxy Statement

How do I vote?

If you are a record holder, you can vote your proxy in any of the following ways:

4 Ways to Vote:	3 Voting Options:	4 Ways to Revoke:

By Internet: Aptar encourages stockholders to vote by Internet because it is the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.

	Vote FOR a given nominee or proposal	Entering a new vote by Internet or telephone

By Telephone: You can vote by telephone by following the instructions on the proxy card.	Vote AGAINST a given nominee or proposal	Submitting another signed proxy card with a later date

By Mail: If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.

	ABSTAIN from voting on a given nominee or proposal	Writing to Aptar’s Corporate Secretary

During the Meeting: If you attend the virtual annual meeting using your 16-digit control number, you may vote during the annual meeting. Even if you plan to attend the virtual annual meeting, we encourage you to vote in advance by one of the methods specified above.

If you return your proxy with no voting instructions marked on a nominee or proposal, your shares will be voted in the manner recommended by the Board on such nominee or proposal as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Voting during the virtual annual meeting using your 16-digit control number

What is a quorum?

A “quorum” is the presence at the meeting, via webcast or by proxy, of the holders of a majority of the outstanding shares of Aptar’s common stock on March 13, 2020. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

If you hold shares of Aptar through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) plan.

How are shares held in a broker account voted?

If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on “routine” matters if they do not receive voting instructions from the beneficial owner of the shares.

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Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered “routine” matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of whether a matter is approved.

How many votes are required to approve each proposal?

In order to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast present via webcast or by proxy at the meeting and entitled to vote on the election of directors. Stockholders do not have a right to cumulate their votes for the election of directors. Abstaining will not affect the outcome of director elections. The approval of each other proposal requires the affirmative vote of a majority of the shares present via webcast or by proxy at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against these proposals.

Who will count the votes?

Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or via webcast during the annual meeting.

How can I help reduce the environmental impact of the annual meeting?

We encourage you to choose electronic (e‑mail) delivery of future annual meeting materials by contacting your broker or emailing us at investorrelations@aptar.com. You may also visit www.proxyvote.com and follow the Vote By Internet instructions on the proxy card or the Notice to be provided with the opportunity to choose electronic delivery for future meeting materials.

66	2020 Proxy Statement

Appendix A

APTARGROUP, INC.
2018 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the AptarGroup, Inc. 2018 Equity Incentive Plan (the “Plan”) is to promote the long-term financial interests of the Company and its Affiliates by (a) attracting and retaining employees, non-employee directors, consultants, independent contractors and agents, (b) motivating award recipients by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of award recipients with those of the stockholders of the Company.

2. Definitions. The following definitions are applicable to the Plan:

(a) “Affiliate” means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an “Affiliate” by the Committee.

(b) “Board of Directors” means the Board of Directors of the Company.

(c) “Change in Control” has the meaning specified in Appendix A to the Plan.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

(f) “Common Stock” means Common Stock, par value $.01 per share, of the Company.

(g) “Company” means AptarGroup, Inc., a Delaware corporation, and its successors.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Market Value” on any date means the closing price of Common Stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

(j) “participant” means any non-employee director of the Board, employee, consultant, independent contractor or agent of the Company or an Affiliate who has been granted an Award pursuant to the Plan.

(k) “performance goals” means the objectives established by the Committee which shall be satisfied or met during the applicable performance period as a condition to a participant’s receipt of all or a part of a performance-based Award under the Plan.

Performance goals may include, but are not limited to, the following corporate-wide or Affiliate, business segment, division, operating unit or individual measures:

(i)  Profitability Measures: (1) earnings per share; (2) earnings before interest and taxes (“EBIT”); (3) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (4) business segment income; (5) net income; (6) operating income; (7) revenues; (8) profit margin; (9) cash flow(s) and (10) expense reduction;

(ii)  Capital Return Measures: (1) return on equity; (2) return on assets or net assets; (3) return on capital or invested capital; (4) EBIT to capital ratio; (5) EBITDA to capital ratio; (6) business segment income to business segment capital ratio; (7) working capital ratios; (8) total shareholder return; (9) increase in stockholder value; (10) attainment by a share of Common Stock of a specified Market Value for a specified period of time and (11) price-to-earnings growth; and

(iii)  Other Performance Measures: (1) successful implementation of strategic initiatives relating to cost reduction, revenue production and/or productivity improvement; (2) successful integration of acquisitions; (3) market share; (4) economic value created; (5) market penetration; (6) customer acquisition; (7) business expansion; (8) customer satisfaction; (9) reductions in errors and omissions; (10) reductions in lost business;

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(11) management of employment practices and employee benefits; (12) supervision of litigation; (13) supervision of information technology; and (14) quality and quality audit scores.

Each such goal may be measured (A) on an absolute or relative basis; (B) on a pre-tax or post-tax basis or (C) comparatively with current internal targets, the past performance of the Company (including the performance of one or more Affiliates, business segments, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. At the Committee’s discretion, the Committee may establish any other objective or subjective corporate-wide or Affiliate, division, operating unit or individual measures as performance goals, whether or not listed herein.

(l) “performance period” means the time period during which the performance goals applicable to a performance-based Award must be satisfied or met.

(m)  ”Prior Plan” shall mean the AptarGroup, Inc. 2016 Equity Incentive Plan and each other plan previously maintained by the Company under which equity awards remain outstanding as of the effective date of this Plan.

(n) “Rule 16b-3” means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

(o) “subsidiary” means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

(p) “Substitute Award” shall mean an Award (as defined in Section 6) granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided,  however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR (as defined in Section 6).

3. Administration. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

Subject to the limitations of the Plan, the Committee shall have full authority and discretion: (1) to select participants; (2) to make Awards in such forms and amounts as it shall determine; (3) to impose such limitations, restrictions and conditions upon such Awards as it shall deem appropriate; (4) to approve the forms to carry out the purposes and provisions of the Plan; (5) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan; (6) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any Award granted hereunder and (7) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding Awards shall lapse, (iii) all or a portion of the performance period applicable to any outstanding Awards shall lapse and (iv) the performance goals (if any) applicable to any outstanding Awards shall be deemed to be satisfied at the target, maximum or any other interim level. Notwithstanding the foregoing, except for any adjustment pursuant to Section 7(b)  or in connection with a Change in Control, neither the Board of Directors nor the Committee shall without the approval of stockholders (i) amend the terms of outstanding Awards to reduce the exercise price of outstanding stock options or SARs, (ii) cancel outstanding stock options or SARs in exchange for cash, other Awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs, or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

The Committee’s determinations on matters within its authority shall be final, binding and conclusive. The Committee may delegate some or all of its power and authority hereunder to the Board of Directors (or any members thereof) or, subject to applicable law, to a subcommittee of the Board of Directors, a member of the Board of Directors, the Chief Executive Officer or other executive officer of the Company as the Committee

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deems appropriate; provided,  however, that the Committee may not delegate its power and authority to a member of the Board of Directors, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, director or other person.

No member of the Board of Directors or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board of Directors and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

4. Shares Subject to Plan. Subject to adjustment as provided in Section 7(b) and to all other limits set forth in this Plan, the number of shares of Common Stock that shall initially be available for all Awards under this Plan shall be 1,950,000 (reduced by the number of shares of Common Stock subject to awards granted under the Prior Plan on or after March 31, 2018), all of which may be issued under the Plan in connection with ISOs (as defined in Section 6(a)). The number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock which become subject to Awards. To the extent that shares of Common Stock subject to an outstanding award granted under either this Plan or a Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (except in the case of an option to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a tandem SAR) or (ii) the cash settlement of such award, then such shares of Common Stock shall again be available under this Plan. Shares of Common Stock shall not again be available under the Plan (i) if tendered to satisfy all or a portion of tax withholding obligations relating to such Award, (ii) if such shares were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option of SARs (iii) if withheld to pay the exercise price of stock options or SARs awarded hereunder or (iv) if repurchased by the Company on the open market with the proceeds of an option exercise. The number of shares that again become available pursuant to this paragraph shall be equal to one share for each share subject to an Award described herein; provided,  however, any shares from a Prior Plan that become available under this Plan pursuant to this paragraph shall be added to this Plan based on the share deduction ratio set forth in such Prior Plan. At the time this Plan becomes effective, none of the shares of Common Stock available for future grant under any Prior Plan shall be available for grant under such Prior Plan.

The number of shares of Common Stock available for Awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).

The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any non-employee director shall not exceed $500,000; provided,  however, that the limit set forth in this sentence shall be multiplied by two in the year in which a non-employee director commences service on the Board of Directors. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

5. Eligibility. Participants in this Plan shall consist of such employees, non-employee directors, consultants, independent contractors and agents and persons expected to become employees, non-employee directors, consultants, independent contractors and agents of the Company and its Affiliates as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Award agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by an Affiliate, and references to employment shall include service as a non-employee director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.

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6. Awards. The Committee may grant to eligible employees, non-employee directors, consultants, independent contractors and agents, in accordance with this Section 6  and the other provisions of the Plan, stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (each, an “Award” and, collectively, the “Awards”).

(a) Options.

a. Options granted under the Plan may be incentive stock options (“ISOs”) within the meaning of Section 422 of the Code or any successor provision, or nonqualified stock options, as the Committee may determine; except that, so long as so provided in such Section 422, no ISO may be granted under the Plan to any employee of an Affiliate which is not a subsidiary corporation (as such term is used in subsection (b) of Section 422 of the Code) of the Company or any non-employee director, consultant, independent contractor or agent. To the extent that the aggregate Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as ISOs are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute nonqualified stock options.

b. The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of Market Value on the date of the grant; provided  that if an ISO is granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Market Value) required by the Code in order to constitute an ISO. Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

c. Subject to the minimum vesting requirements of Section 6(e), each option shall be exercisable at such time or times as the Committee shall determine at grant, provided  that no option shall be exercised later than 10 years after its date of grant; provided that if an ISO shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant.

d. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) in cash delivered by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (C) by delivery of previously owned whole shares of Common Stock (for which the optionee has good title, free and clear of all liens and encumbrances) having a Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise of the option having an aggregate Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (E) a combination of (A), (C) and (D), in each case to the extent set forth in the agreement relating to the option, (ii) by executing such documents as the Company may reasonably request and (iii) if applicable, by surrendering to the Company any tandem SARs which are cancelled by reason of the exercise of the option. The Committee shall have sole discretion to disapprove of an election pursuant to clauses (B), (C), (D) or (E), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. No shares of Common Stock shall be issued or delivered until the full purchase price therefore and any withholding taxes have been paid (or arrangement made for such payment to the Company’s satisfaction). No dividends, or dividend equivalents, shall be paid on any options.

e. Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the vesting period the portion of the option still subject to vesting provisions shall be forfeited by the participant.

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(b) SARs.

a. An SAR shall entitle its holder to receive from the Company, at the time of exercise or settlement of such right, an amount equal to the excess of Market Value (at the date of exercise) over a base price fixed by the Committee multiplied by the number of SARs which the holder is exercising or which are being settled. SARs may be tandem with any previously or contemporaneously granted option or independent of any option. The base price of a tandem SAR shall be the option price of the related option. The base price of an independent SAR shall be fixed by the Committee at not less than 100% of the Market Value of a share of Common Stock on the date of grant of the SAR. The amount payable may be paid by the Company in Common Stock (valued at its Market Value on the date of exercise) or, to the extent provided in the Award agreement, cash or a combination thereof. No dividends, or dividend equivalents, shall be paid on any SAR. Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

b. Subject to the minimum vesting requirements of Section 6(e), each SAR shall be exercisable at such time or times as the Committee shall determine at grant, provided that no SAR shall be exercised later than 10 years after its date of grant.

c. An SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs then being exercised and (ii) by executing such documents as the Company may reasonably request. To the extent a tandem SAR is exercised or settled, the related option will be cancelled and to the extent the related option is exercised, the tandem SAR will be cancelled.

d. Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the vesting period the portion of the SAR still subject to vesting provisions shall be forfeited by the participant.

(c) Restricted Stock.

a. The Committee may award to any participant shares of Common Stock, subject to this Section 6(c) and such other terms and conditions as the Committee may prescribe (such shares being called “restricted stock”). During the restriction period, the shares of restricted stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates for restricted stock shall be registered in the name of the participant or a nominee of the Company and deposited, together with a stock power endorsed in blank if requested by the Company, with the Company.

b. Subject to the minimum vesting requirements of Section 6(e), there shall be established for each restricted stock Award a restriction period (the “restriction period”) of such length as shall be determined by the Committee. A restricted stock Award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock; provided,  however, that any distributions, including regular cash dividends, payable on the Common Stock during the restriction period or the performance period, as the case may be, shall be subject to the same restrictions as the shares of restricted stock with respect to which such distribution was made. Upon the lapse of all restrictions on a restricted stock Award, the Company shall remove the restrictions on any shares held in book entry form pursuant to Section 6(c)a or deliver to the participant (or the participant’s legal representative or designated beneficiary) the certificates deposited pursuant to Section 6(c)a.

c. Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

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(d) Restricted Stock Units.

a. The Committee may award to any participant restricted stock units (“restricted stock units”), subject to this Section 6(d) and such other terms and conditions as the Committee may prescribe. Upon termination of the restrictions related thereto, each restricted stock unit shall be converted into one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Award agreement, the Market Value of such share of Common Stock in cash.

b. Subject to the minimum vesting requirements of Section 6(e), there shall be established for each restricted stock unit Award a restriction period (the “restricted stock unit restriction period”) of such length as shall be determined by the Committee. A restricted stock unit Award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restricted stock unit restriction period. Upon the lapse of all restrictions on a restricted stock unit Award, each restricted stock unit shall be settled by delivery of one share of Common Stock (or, to the extent provided for in the applicable Award agreement, cash) and, if applicable, the Company shall deliver to the participant (or the participant’s legal representative or designated beneficiary) the certificates representing the number of shares of Common Stock.

c. Prior to the settlement of a restricted stock unit Award in shares of Common Stock, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award. Holders of restricted stock units shall be entitled to dividend equivalents, if determined by the Committee; provided, however, any dividend equivalents shall be subject to the same vesting conditions applicable to the underlying restricted stock unit Award.

d. Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restricted stock unit restriction period all restricted stock units still subject to restrictions shall be forfeited by the participant.

(e) Minimum Vesting and Performance Period Requirements. The Committee shall determine the vesting schedule and performance period, if applicable, for each Award; provided that no Award shall become exercisable or vested prior to the one-year anniversary of the date of grant and no performance period shall be less than one (1) year; provided,  however, that, such restrictions shall not apply to Awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for Awards under this Plan. Notwithstanding the foregoing, the Board of Directors or Committee may provide that all or a portion of the shares subject to such Award shall vest immediately upon a Change in Control or may provide in any agreement relating to an Award that upon termination without cause, constructive discharge or termination due to death, disability, retirement or otherwise, an Award shall vest immediately or, alternatively, continue to vest in accordance with the vesting schedule but without regard to the requirement for continued employment or service only.

(f) Deferral of Awards. To the extent permitted by Section 409A of the Code, the Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of ISOs, stock options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an Award under the Plan. The Committee may establish a trust or trusts to hold deferred amounts or any portion thereof for the benefit of participants.

(g) Surrender. If so provided by the Committee at the time of grant, an Award may be surrendered to the Company on such terms and conditions, and for such consideration, as the Committee shall determine.

7. Miscellaneous Provisions.

(a) Nontransferability. No Award under the Plan shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) a transfer of stock options without value to a “family member” (as defined in Form S-8) if approved by the Committee. Except to the extent permitted by the foregoing sentence, each Award may be exercised or received

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during the participant’s lifetime only by the participant or the participant’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void. For the sake of clarity, no Award may be transferred by a participant for value or consideration.

(b) Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a share dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding stock option and SAR (including the number and class of securities subject to each outstanding stock option or SAR and the purchase price or base price per share) and the terms of each outstanding restricted stock Award and restricted stock unit Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

(c) Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award, payment by the holder of such Award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An agreement relating to an Award may provide that (1) the Company shall withhold cash or whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the Award having, in the case of Common Stock, an aggregate Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Award (the “Tax Date”) in the amount necessary to satisfy any such obligation or (2) the holder of the Award may satisfy any such obligation by any of the following means: (i) a cash payment to the Company; (ii) in the case of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise; (iii) delivery to the Company of previously owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (iv) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the Award having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; or (v) any combination of (i), (iii) and (iv), in each case to the extent set forth in the agreement relating to the Award; provided,  however, that the Committee shall have sole discretion to disapprove of an election pursuant to clauses (ii) through (v), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. Shares of Common Stock to be delivered or withheld may not have an aggregate Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

(d) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee

(e) Beneficiary Designation. To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at a participant’s death shall be paid to the participant’s estate.

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(f) Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any participant’s employment or service at any time, nor confer upon any participant any right to continue in the employ or service of the Company or any Affiliate for any period of time or to continue his or her present or any other rate of compensation. No individual shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

(g) Foreign Employees. Without amending this Plan, the Committee may grant Awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Affiliates operates or has employees.

(h) Amendment. The Committee may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may materially impair the rights of a holder of an outstanding Award without the consent of such holder.

(i) Governing Law. This Plan, each Award hereunder and the related Award agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

(j) Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an Award shall be subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.

8. Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding Awards shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board or Committee; provided, however, that no ISOs shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board of Directors. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination.

As adopted by the Board of Directors on March 26, 2020

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Appendix A to the Plan

“Change in Control” shall mean:

(1) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d‑3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided,  however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Appendix A shall be satisfied; and provided,  further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided,  however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided,  further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(3) consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(4) consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to

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which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

76	2020 Proxy Statement

*** Exercise Your Right to Vote ***Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2020.Meeting Information APTARGROUP, INC. Meeting Type: Annual Meeting For holders as of: March 13, 2020Date: May 6, 2020 Time: 9:00 AM CDT Location: Meeting live via the Internet-please visitwww.virtualshareholdermeeting.com/ATR2020.The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visitwww.virtualshareholdermeeting.com/ATR2020 and be sure to have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page).APTARGROUP, INC.265 EXCHANGE DRIVESUITE 100CRYSTAL LAKE, IL 60014You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. E95161-P34510-Z76457See the reverse side of this notice to obtain proxy materials and voting instructions. *** Exercise Your Right to Vote ***Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2020.Meeting Information APTARGROUP, INC. Meeting Type: Annual Meeting For holders as of: March 13, 2020Date: May 6, 2020 Time: 9:00 AM CDT Location: Meeting live via the Internet-please visitwww.virtualshareholdermeeting.com/ATR2020.The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visitwww.virtualshareholdermeeting.com/ATR2020 and be sure to have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page).APTARGROUP, INC.265 EXCHANGE DRIVESUITE 100CRYSTAL LAKE, IL 60014You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the importa

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE:NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:  1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 22, 2020 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting MethodsE95162-P34510-Z76457Vote By Internet: Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. During The Meeting: Go to www.virtualshareholdermeeting.com/ATR2020. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees:  1a. George L. Fotiades  1b. B. Craig Owens  1c. Dr. Joanne C. Smith The Board of Directors recommends you vote FOR proposals 2, 3 and 4: 2. Advisory vote to approve executive compensation. 3. Approval of an amendment to the 2018 Equity Incentive Plan. 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2020. NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. E95163-P34510-Z76457

E95164

                     VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and  follow the instructions to obtain your records and to create an electronic voting  instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ATR2020  You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and  follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. APTARGROUP, INC. 265 EXCHANGE DRIVE SUITE 100 CRYSTAL LAKE, IL 60014 E95158-P34510-Z76457 APTARGROUP, INC. The Board of Directors recommends you vote FOR the following:  1. Election of Directors For  Against Abstain  Nominees:1a. George L. Fotiades 1b. B. Craig Owens 1c. Dr. Joanne C. Smith For Abstain Against The Board of Directors recommends you vote FOR proposals 2, 3 and 4: 2. Advisory vote to approve executive compensation. 3. Approval of an amendment to the 2018 Equity Incentive Plan. 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2020. NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

                     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E95159-P34510-Z76457 APTARGROUP, INC. Annual Meeting of Stockholders May 6, 2020 9:00 AM This proxy is solicited by the Board of Directors Robert W. Kuhn and Matthew J. Della Maria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of AptarGroup, Inc., to be held on May 6, 2020 and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR all Director  Nominees and FOR proposals 2, 3 and 4. This proxy revokes any proxy previously given.Continued and to be signed on reverse side